Companhia Forca e Luz
                                          Cataguazes Leopoldina

                                          President's Message
                                          Management Report
                                          Financial Statements for the Years
                                          Ended December 31, 2004 and 2003
                                          and Independent Auditors' Report

I - Message from the Chairman of the Board of Directors

In 2004, with a great deal of work, optimism and confidence, we succeeded in overcoming the difficulties that the Company and the Brazilian electric power sector experienced, which still suffered from the aftermath of power rationing and the uncertainties of the institutional model that regulated the market at the time. Believing in the country and maintaining the Strategic Management Program implemented in 2002 in Cataguazes-Leopoldina companies, for the second consecutive year, all subsidiaries, distribution companies and generation companies of Cataguazes-Leopoldina obtained profits in the year.

It was with very clear objectives such as the reduction in levels of technical and commercial power losses, rationalization of investments through an optimal capital program, maintenance of the quality and reliability of the power distributed and the expansion of the power system to better serve the consumer market's growth that we managed to circumvent the challenges faced in 2004. Despite the positive performance of subsidiaries in the year, Cataguazes-Leopoldina had a negative consolidated result of R$18.6 million in 2004, which reflects approximately R$50.7 million in reserves for various contingencies, including regulatory contingencies, and a stricter policy on the allowance for doubtful accounts. Nevertheless, the shareholders of Cataguazes-Leopoldina will receive R$16.7 million in the form of dividends, using reserves previously allocated.

Also according to its strategic planning, Cataguazes-Leopoldina signed an Agreement for Sale of Shares of Cat-Leo Energia, which holds six small hydroelectric power plants, totaling 76.1 MW, for approximately R$250 million, of which R$158 million are for the sale of the shares, subject to the usual adjustments arising from changes in shareholders' equity through financial settlement, which is expected to occur by April 28, 2005, and R$92 million in transfer of debt contracted by these plants from the BNDES.

Striving to better serve our consumers, we were once again honored with the Abradee (Brazilian Association of Electric Energy Distributors) Award, confirming the constant advances in the management of Cataguazes-Leopoldina companies. In the 2004 edition of the award, held annually by the association, we won in four of the five categories in which we were a candidate. Companhia Forca e Luz Cataguazes-Leopoldina (CFLCL) received two awards: Social Responsibility and Management Quality, both for distribution companies with up to 400,000 consumers. Empresa Energetica de Sergipe (Energipe) won the award for the Best Distribution Company in the Northeast. Sociedade Anonima de Eletrificacao da Paraiba (Saelpa), for its part, won the award for Best Quality Management for distribution companies with over 400,000 consumers.

Finally, we would like to acknowledge the dedicated work of the over 4,000 employees of Cataguazes-Leopoldina companies, always aligned with our companies' highest objectives. To our shareholders, public authorities, customers and suppliers, we reiterate our appreciation for their support and confidence. In addition, we could not fail to remember that in the new year, 2005, we celebrate the 100th anniversary of the founding of Companhia Forca e Luz Cataguazes-Leopoldina. May there be another 100 years.

                             Cataguases, March 2005

                               Ivan Muller Botelho
                       Chairman of the Board of Directors

II - Management Report

We present below, for your appreciation, the facts and events that marked 2004, accompanied by the corresponding Financial Statements.

1.   Electric Power Market and Gross Operating Revenue

     In 2004, total consolidated sales (6,500 GWh) of electric power of Cataguazes-Leopoldina (CFLCL) and its subsidiaries CENF, Energipe, CELB, Saelpa, Cat-Leo Energia and UTE de Juiz de Fora increased 0.3% in relation to the volume sold in 2003 (6,482 GWh). This performance is essentially due to trading of power on the CCEE (Electric Power Trade Chamber), since sales of power in Cataguazes-Leopoldina companies' retail market decreased 3.2% (1.4% in the concession area of the parent company CFLCL). This reduction is due to the loss of six free consumers (impact of 477 GWh), one of which in CFLCL's concession area, three in the concession area of the indirect subsidiary Energipe, and two in the concession area of the indirect subsidiary Saelpa, which, however, began billing these consumers for electricity network usage charges, making the financial impacts of the loss of these consumers insignificant.

     Another highlight is that, considering in CFLCL's energy balance sheet the power required in 2004 by the aforementioned free consumers, consolidated electric power consumption in the concession areas of Cataguazes-Leopoldina companies reflects a 4.4% increase in the year.

     Among consumer classes, the residential and commercial consumption sectors, with greater added value, deserve special note:

     o Residential consumption (1,757 GWh in consolidated and 296 GWh in the parent company CFLCL) had annual consolidated growth of 3.0% (0.3% less in the parent company CFLCL) in relation to 2003, mainly thanks to residential consumption in the Northeast, specifically of the subsidiaries Energipe (+6.0%), CELB (+3.2%) and Saelpa (+3.1%), which demonstrates a stronger market recovery, after rationing, in relation to sales to the residential sector in the concession areas of CFLCL (-0.3%) and CENF (-0.7%), operating in the Southeast.

     o The demand in the commercial class, whose consolidated consumption was 877 GWh (132 GWh in the parent company CFLCL), increased 2.2% (0.1% greater in the parent company CFLCL) in relation to 2003.

      The gross operating revenue of Cataguazes-Leopoldina (CFLCL) reached R$1,619,147 thousand in 2004, that is, 23.0% higher in relation to the revenue for 2003. By Cataguazes-Leopoldina distribution company and generation company, this growth in revenue is as follows:

                                 Gross Operating
Company                          Revenue (R$ 000)       Change % (*)
-------                          ---------------        ------------
CFLCL                                 333,131              + 22.4
CENF                                   93,393              + 29.8
Energipe                              470,080              + 17.9
CELB                                  107,497              + 20.7
Saelpa                                571,624              + 24.4
Cat-Leo Energia                        39,750             + 163.3
Usina  Termeletrica  de Juiz
  de Fora                             103,127               - 1.6

CFLCL - Consolidated                1,619,147              + 23.0

(*) In relation to 2003

                     Change in Consolidated Gross Operating
                Revenue of CFLCL in the last 5 years (R$ million)

                        Year               Revenue
                                       (in R$ million)
                        ----           ---------------
                        2000                  540
                        2001                1,063
                        2002                1,052
                        2003                1,316
                        2004                1,619

     The tariff increases of Cataguazes-Leopoldina distribution companies in 2004 and their respective effective dates are as follows: CELB (18.4% - 02/04/2004); Energipe (14.0% - 04/22/2004); CFLCL (17.0% - 06/18/2004);
     CENF (21.6% - 06/18/2004) and Saelpa (11.0% - 08/28/2004).

2.   Controllable Costs and Cash Generation

     CFLCL and its subsidiaries have been committed to optimizing their operating performance, making every effort to reduce controllable operating costs (personnel, material and outside services), without losing sight of the quality of supply of electric energy to consumers. Along these lines, consolidated controllable costs by consumer in 2004, although higher in relation to 2003, are below the levels for 2002 (-4.0%) and 2001 (-4.3%), at December 2004 prices.

                 Controllable Costs by Consumer (R$)
  Year    CFLCL     CENF   Energipe    CELB   Saelpa  Consolidated
  ----    -----     ----   --------    ----   ------  ------------

  2004     156.8    148.7    125.9      96.3    89.3       114.4
  2003     139.4    150.5    107.9      96.0    77.7        97.6
  2002     151.2    165.6    131.1     115.5   101.6       119.2
  2001     159.0    178.5    130.2     125.0   103.1       119.6

  Note: Amounts at 2004 prices, restated according to the IPCA
  (Extended Consumer Price Index)

                         Consolidated Controllable Costs
                                (in R$/Consumer)

                        Year              Costs - R$/
                                           Consumer
                        ----              -----------
                        2001                119.6
                        2002                119.2
                        2003                 97.6
                        2004                114.4

     As a result of this effort, in 2004, consolidated operating cash generation, measured according to adjusted EBITDA, was 22.5% greater in relation to 2003, totaling R$382,930 thousand (R$62,348 thousand in the parent company CFLCL), which represents a consolidated EBITDA margin (operating cash generation divided by net operating revenue) of 32.3%, that is, 1.0 percentage point higher than in 2003.

      The evolution of the cash generation (EBITDA) of Cataguazes-Leopoldina distribution companies and generation companies is as follows:

            Cash Generation (EBITDA - in R$ 000)

  Company                                   2004          2003
  -------                                   ----          ----

  CFLCL                                   62,348        66,726
  CENF                                    12,133         5,524
  Energipe                               125,229        98,135
  CELB                                    19,902        11,930
  Saelpa                                 109,932        92,178
  Cat-Leo Energia                         27,888        12,495
  Usina Termeletrica de Juiz
    de Fora                               43,497        46,799

  Consolidated EBITDA                    382,930       312,589
  Consolidated EBITDA margin (%)            32.3          31.3

                       Evolution of Consolidated EBITDA of
                      CFLCL in the last 5 year (R$ million)

                        Year           (in R$ million)
                        ----           ---------------
                        2000                116.1
                        2001                188.5
                        2002                225.9
                        2003                312.6
                        2004                382.9

     Adjusted EBITDA = Net Operating Revenue + Depreciation + Revenues from Fines +/- Provisions

3.   Equity in Subsidiaries

     In light of the operating performance of the electric power generation subsidiaries, Cat-Leo Energia and Usina Termeletrica de Juiz de Fora (jointly-owned subsidiary), and the distribution subsidiaries CENF, Energipe, CELB and Saelpa, Cataguazes-Leopoldina recorded equity in direct and indirect subsidiaries of R$37,099 thousand in 2004, that is, 16.5% greater in relation to the R$31,857 thousand result for 2003. This result by company is as follows:

                             Equity in Subsidiaries
                                   (in R$ 000)

                                                         Net Income (Loss)              Equity in Subsidiaries
   Companies                                             2004            2003           2004              2003
   ---------                                             ----            ----           ----              ----
   Energisa (*)                                         17,974          17,588           9,000           8,806
   CENF                                                  5,139           1,654           3,056             984
   Cat-Leo Energia                                      23,809          21,776          23,926          21,776
   Cat-Leo, Construcoes, Ind. e Servicos
      de Energia (**)                                    1,241               -           1,241               -
   Other                                                 (236)             187           (124)             291
    Total                                                    -               -          37,099          31,857

    (*) Direct parent company of Energipe and indirect parent company of CELB and Saelpa
    (**) Current parent company of Usina Termeletrica de Juiz de Fora

4.   Provisions Affecting Results

     Despite the subsidiaries' positive performance in the year, in 2004 Cataguazes-Leopoldina recorded a consolidated loss of R$18,618 thousand (R$20,048 thousand, Company). This result is affected by extraordinary expenses in the consolidated amount of R$50,705 thousand, notably the increase in the reserve for contingencies and allowance for doubtful accounts, which totaled R$33,184 thousand in the year (R$195 thousand reversal in 2003, in consolidated):

                                   Provisions and Extraordinary Losses in 2004
                                                                                                Amounts in R$ 000

---------------------------------------------------------------------------------------------------------------------
                                                                                             Company    Consolidated
                                                                                             -------    ------------
1) Allowance for doubtful accounts and reserve for contingencies                              4,113        33,184

2) Provision for adjustment of difference in the calculation of the low-income consumer         120         4,366
subsidy (Aneel Resolution No. 89)

3) Extraordinary losses on civil, labor and tax lawsuits                                          -         3,520

4) Write-off of investments (Telecabo and MCL Cabo)                                           2,858         2,858

5) Provision for loss on frozen assets in institution under Central Bank of Brazil                -         5,206
intervention

6) Provision for loss on regulatory assets from rationing (RTE)                                   -         1,571

   Total                                                                                      7,091        50,705

                                 Operating and Performance Indicators of Electric Power
                             Distribution and Generation Companies and Consolidated in 2004

                                                                                       Cat-Leo
  Amounts in R$ 000                      CFLCL     CENF    Energipe   CELB     Saelpa   Energia   UTEJF   Consolidated
  -----------------                      -----     ----    --------   ----     ------   -------   -----   ------------

  Concession Area (km(2))                16,331    1,000    17,419    1,789    54,595         -         -      91,134
  No. of Consumers                      306,256   81,276   451,836  135,334   863,795         -         -   1,838,496
  No. of Employees                          699       84       815      210     1,630         -        13       4,009
  Sales - Retail Market (GWh)               949      280     1,633      544     2,294         -         -       5,700
  Growth in Sales - Retail Market (%)     - 1.4      1.4    - 12.1      3.8       1.1         -         -       - 3.2
  Power Supply (GWh)                        115       42       269        8        98       279         -         793
  Own Power Generation (GWh)                241       58       -          -         -       240        32         571
  Power Losses in Own System (%)            9.8      8.5      12.0      8.7      20.4         -         -        14.5
  Consumer Supply Interruption
    Duration (DEC)                         9,45    14,47      13,70   18,96     38,14         -         -           -
  Consumer Supply Interruption
    Frequency (FEC)                        8,59    11,20      10,46   11,90     14,14         -         -           -

  Gross Operating Revenue               333,131   93,393   470,080  107,497   571,624    39,750   103,127   1,619,147
  Net Operating Revenue                 241,561   62,746   343,316   82,053   420,254    38,156    93,984   1,186,387
  Financial Income (Expense), Net      (93,515)      331   (69,919) (7,445)  (24,911)   (5,496)   (8,009)   (198,954)
  Income from Services                   40,001    7,775    99,815   10,899    54,672    24,480    37,811     257,736
  Net Income (Loss)                    (20,048)    5,139    17,578    2,996    20,886    23,809    19,692    (18,618)

  Cash Generation - EBITDA               62,348   12,133   125,229   19,902   109,932    27,888    43,497     382,930
  EBITDA / Net Income (%)                  25.8     19.3      36.5     24.3      26.2      73.1      46.3        32.3


5. Dividends of R$0.2092 and R$ 0.1255 per thousand class "A" and "B" preferred shares, respectively.

     Due to the transfer of entitlement to cumulative dividends to preferred shares, shareholders will receive minimum, fixed dividends for class "A" and "B" preferred shares, in the amounts of R$0.2092 per thousand class "A" preferred shares and R$0.1255 per thousand class "B" preferred shares, equivalent to R$16,723 thousand, from reserves previously allocated. Of this amount, only 31.7% (R$5,296 thousand) will actually be paid in the short term, due to contract commitments assumed by the signatories of the Shareholders' Agreement in favor of third-party debentureholders and the subordination to the indenture of the 6th issue of debentures of the Company.

6.   Investments

     In 2004, CFLCL and its subsidiaries invested R$192,341 thousand in the expansion and maintenance of its electric power systems (R$193,525 thousand in 2003), of which R$69,151 thousand in electric power distribution, especially the construction work for the Ivan Botelho III small hydroelectric power plant, concluded in December 2004.

                                                   Investments Made

  Amounts in R$ 000               CFLCL (*)        CENF         Energipe          CELB         Saelpa          Total
  -----------------               ---------        ----         --------          ----         ------          -----

  . Generation                     69,053            15             83               -              -          69,151
  . Transmission and
      Distribution                 12,306         5,047         20,535           5,643         68,907         112,438
        . Other                     6,026           206          3,411             527            582          10,752

  Total                            87,385         5,268         24,029           6,170         69,489         192,341

     (*) Includes investments of Cat-Leo Energia S.A. (R$66,360), Cat-Leo Construcoes (R$542,) and Usina Termeletrica de Juiz de Fora (R$108).

     Power Losses and Consumer Default: Cataguazes-Leopoldina distribution companies have adopted, since 2001, a comprehensive plan to reduce commercial/technical losses and consumer default, with campaigns promoting payment, as well as the adoption of new collection strategies to recover receivables and negotiate historical debts. The actions taken in this direction, based on the guidelines set forth in the Management System Model, yielded important effects in 2004. The consolidated consumer default rate of Cataguazes-Leopoldina companies decreased 12.6% in 2004 in relation to 2003. Regarding consolidated power losses, a 2.3% reduction was achieved compared to 2003. We point out that, of the five Cataguazes-Leopoldina distribution companies, only Saelpa operates with losses greater than 12%. It is important to remember that Saelpa was privatized in December 2000, when it operated with losses of approximately 35%.

                          Power Losses (%)            Default (%)
                          ----------------            -----------
Company                   2004         2003        2004         2003
-------                   ----         ----        ----         ----

  CFLCL                    9.78        10.44        3.67         2.77
  CELB                     8.71         8.94        3.33         4.06
  Saelpa                  20.39        20.65        5.67         7.59
  Energipe                11.99        12.15        2.93         2.74
  CENF                     8.54         7.84        2.10         4.26

  Consolidated            14.51        14.85        4.09         4.68

7.   Spin-off of Cat-Leo Energia and Disposal of Assets

     On December 30, 2004, CFLCL entered into an Agreement for Sale of Shares of Cat-Leo Energia with Brascan Energetica. This agreement contemplates the spin-off of Cat-Leo Energia S.A., in such a way that the six small hydroelectric plants held by Cat-Leo Energia, totaling 76.1 MW, and the financing obtained from the National Bank for Economic and Social Development (BNDES) for the construction of these small hydroelectric plants, in addition to other assets related to them, remain with Cat-Leo Energia.

     With the spin-off, approved by the Extraordinary Shareholders' Meeting held on 12/23/2004, the other assets and liabilities of Cat-Leo Energia were transferred to Cat-Leo Construcoes, Industria e Servicos de Energia S.A., controlled by CFLCL.

     Said transaction will result in the transfer of financing from the BNDES in the amount of approximately R$92 million and a credit of nearly R$158 million to CFLCL, upon settlement of the transaction, expected to occur by April 28, 2005.

     In January 2005, the ICC International Court of Arbitration issued a decision on an arbitration process determining that Cat-Leo Energia acquire a 50% interest of UTEJF from Alliant Energy Holdings do Brasil Ltda. for a historical amount of approximately R$18,300 thousand, according to capital subscribed and paid up between 2000 and October 2002, with interest and monetary restatement. Cat-Leo Energia's management does not agree with the terms and calculations of the report and appealed against the arbitration decision, and is also analyzing the applicable actions to revise this decision.

8.   Strategic Plan to Improve Debt Profile

     Credit rating agencies improved the risk perception of Cataguazes-Leopoldina Companies. SR Rating revised the corporate rating of Cataguazes-Leopoldina, assigning an upgrade to "brA-", and Standard & Poor's ratified the corporate rating of "brBBB+" in September 2004.

     Although these facts have contributed to a gradual reduction in the spreads on debts, management is endeavoring to improve the profile of the consolidated debt profile of Cataguazes-Leopoldina, seeking ways to further reduce the costs of short-term debts and, consequently, extend payment terms, which, coupled with the generation of operating revenue, should be sufficient to ensure adequate liquidity and significantly reduce the needs for refinancing liabilities. Accordingly, in December 2004, CFLCL entered into the sale transaction of Cat-Leo Energia with Brascan Energetica, mentioned above, and is launching a Credit Right Investment Fund (FIDC), with a 20-year duration and guaranteed by the receivables of the five Cataguazes-Leopoldina distribution companies (CFLCL, CENF, Energipe, CELB and Saelpa). The first issue of the fund should be in the amount of R$240 million, of which R$210 million in senior quotas and R$30 million in subordinate quotas, for a period of 36 month, with a six-month grace period, and maximum yield of 109% of the CDI (interbank deposit rate), which will be defined in a book building process.

     The capital structure of the parent company CFLCL and the consolidated capital structure as of December 31, 2004 and 2003 is as follows:

                                                             Company                  Consolidated
                                                             -------                  ------------
                                                        2004         2003          2004          2003
                                                        ----         ----          ----          ----
Net Debt (*) - R$ 000                                 363,912       358,235     1,084,996     1,039,186
Shareholders' Equity + Minority Interest - R$ 000     307,675       344,038       802,471       810,055
Total Assets (R$ 000)                                 977,978       972,669     2,977,121     2,928,098

Financial Income (Expense) - R$ 000 (**)             (97,337)     (110,120)     (230,797)     (207,176)
EBITDA - R$ 000                                        62,348        66,726       382,930       312,589

Net Debt / EBITDA                                         5.8           5.4           2.8           3.3
Net Debt / Total Assets (%)                              37.2          36.8          36.4          35.5
EBITDA / Financial Income (Expense)                       0.6           0.6           1.7           1.5


     (*) Net Debt = Loans and Financing + Debentures + Debt Charges - Regulatory Asset (CVA) - Cash Balance
     (**) Financial Income (Expense) excludes fines

9.   CFLCL'S Actions in the Community and Environmental Preservation

     For the second year in a row, the social responsibility work of Companhia Forca e Luz Cataguazes-Leopoldina, conducted through Fundacao Cultural Ormeo Junqueira Botelho, received the recognition of society. The Company once again won, in 2004, the most important award of the Brazilian electric power sector, the Abradee (Brazilian Association of Electric Energy Distributors) Award, for the best company in social responsibility. An honorable distinction for a company that has always implemented cultural and educational actions, mainly through the "Cafe com Pao Arte Confusao" program, which serves nearly 1,000 needy children in the city of Cataguases with classes in various cultural areas.

     In the Chacara Dona Catarina Museum, in Cataguases, the 1st Cataguazes-Usiminas Visual Arts Exhibit was opened, bringing together the works of 30 visual artists from the states of Minas Gerais and Paraiba. Also in Cataguases, in 2004 the 1st Cineport - 1st Film Festival of the Portuguese Language - was launched, which will be held in 2005, bringing together representatives of the film world in Portuguese-speaking countries.

     In the environmental area, the highlights were the conservation of private nature reserves and reforesting projects around small hydroelectric power plants.

     We present below significant information on the economic and social performance of the parent company CFLCL:


                          CFLCL's Social Balance Sheet

  1. Economic and financial indicators (R$ 000)                              2004                2003
                                                                             ----                ----
        1.1 - Net Operating Revenue                                        241,561             201,660
        1.2 - Operating Revenue (less R$13 in 2004 and R$1,168 in
               2003, referring to interest on capital received)            (17,322)            (30,146)
        1.3 - Gross Payroll                                                 21,870              22,691

  2. Labor Indicators (R$ 000)
        2.1 - Meals                                                          2,490               2,280
        2.2 - Compulsory Payroll Charges                                     5,444               5,411
        2.3 - Pension Plan                                                     337                 357
        2.4 - Healthcare                                                       877                 817
        2.5 - Education                                                        359                 211
        2.6 - Profit Sharing                                                     -                   -
        2.7 - Other Benefits                                                   621                 471
        Total - Labor Indicators (2.1 to 2.7)                               10,128               9,547

  3. Social Indicators and Investments (R$ 000)
        3.1 - Taxes (less payroll charges)                                  92,639              72,536
        3.2 - Contribution to Society/Investments in Civic
               Responsibility                                                1,732               2,037
        3.3 - Environmental Investments                                        172                 106
        3.4 - "Light for All" Program                                            -                 252
        3.5 - Energy Efficiency Program, Research and Development            1,649               1,319
        Total - Social Indicators and Investments (3.1 to 3.5)              96,192              76,250

  4. Employee Indicators
        4.1 - No. of employees at end of year                                  699                 703
        4.2 - No. of hirings in the year                                        36                  25


10.  Performance of Shares on Bovespa

     In 2004, CFLCL's class "A" preferred shares, with greater liquidity, appreciated 34.5% on the Sao Paulo Stock Exchange (Bovespa), compared to a 5.6% rise in the IEE (Electric Power Sector Index). At the end of the year, CFLCL's class "A" preferred shares were quoted at R$1.70 per thousand shares, whereas their par value R$2.35.

11.  Compliance with CVM (Brazilian Securities Commission) Instruction No. 381

     CFLCL and its subsidiaries began using the independent audit services of Deloitte Touche Tohmatsu in 2002, and in 2004 and 2003 did not contract any other service except audit of its financial statements.

                            Statements of Value Added
                 For the Years Ended December 31, 2004 and 2003
                     (In thousands of Brazilian reais - R$)

                                                                                  2004               2003
                                                                                  ----               ----
    1-  GENERATION OF VALUE ADDED
           Revenue from electricity sales and services                         333,131             272,201
           Allowance for doubtful accounts                                     (4,345)             (3,374)
           Nonoperating income (expenses)                                      (2,726)              45,474
           Inputs:
                  Cost of energy purchased                                     102,293              77,753
                  Electricity network usage charges                             10,956               4,851
                  Outside services                                              17,508               9,712
                  Fuel usage quota (CCC)                                         8,265               7,861
                  Power development account (CDE)                                5,929               2,307
                  Materials                                                      4,031               3,297
                  Other operating costs                                          6,385               4,248
                                                                            ---------------    ----------------
                                                                               155,367             110,029
                                                                            ---------------    ----------------
    2-  GROSS VALUE ADDED                                                      170,693             204,272
                                                                            ---------------    ----------------
           Regulatory depreciation quotas                                       14,412              13,593
                                                                            ---------------    ----------------
    3-  NET VALUE ADDED                                                        156,281             190,679
                                                                            ---------------    ----------------
    4-   VALUE ADDED RECEIVED FROM TRANSFER
                  Equity in subsidiaries                                        37,099              31,857
                  Goodwill amortization                                          (894)               (273)
                  Financial income                                               7,442              10,888
                                                                            ---------------    ----------------
    5-  VALUE ADDED TO BE DISTRIBUTED                                          199,928             233,151
                                                                            ---------------    ----------------
    6-  DISTRIBUTION OF VALUE ADDED
        Personnel
                 Compensation                                                   23,210              22,351
                 Pension Plan                                                      337                 357
        Government
                 INSS (social security contribution)                             2,948               2,883
                 ICMS (state VAT)                                               62,232              53,529
                 PIS and COFINS (taxes on revenue)                              25,314              14,507
                 RGR (global reserve for reversion quota)                        3,807               3,751
                 Other                                                           5,093               4,500
        Financial institutions
                 Interest                                                       96,094             114,440
                 Rent                                                              941               1,505
        Shareholders
                 Income (loss)                                                 (20,048)             15,328
                                                                            ---------------    ----------------
                                                                               199,928             233,151
                                                                            ---------------    ----------------

                             Statements of Cash Flow
                 For the Years Ended December 31, 2004 and 2003
                     (In thousands of Brazilian reais - R$)

------------------------------------------------------------------------------------------------------
                                                                            2004            2003
                                                                            ----            ----
 Cash Flows from Operating Activities
     ( + ) Receipts from customers                                         319,012        343,368
     ( + ) Other receipts                                                   11,780          2,955
     ( - )  Suppliers                                                      153,577         85,854
     ( - )  Payroll and related charges                                     29,941         27,344
     ( - )  Taxes payable                                                  110,529         86,732
     ( - )  Other expenses                                                   8,801          8,280
     ( = ) Net cash provided by operating activities                        27,944        138,113

 Cash Flows from Investing Activities
     ( + )  Capital increase                                                     -         20,000
     ( + )  Dividends received                                                 137             96
     ( + )  Sale of investments                                             79,957              -
     ( - )  Dividends paid                                                      40          6,701
     ( - )  Purchase of property, plant and equipment                       16,251         11,692
     ( = ) Net cash provided by investing activities                        63,803          1,703

 Cash Flows from Financing Activities
     ( + )  Borrowings                                                     112,950         66,000
     ( - )  Debt service                                                   182,327        223,793
     ( = ) Net cash used in financing activities                          (69,377)      (157,793)

   Increase (decrease) in cash                                              22,370       (17,978)

   Cash at beginning of year                                                 3,963         21,941
   Cash at end of year                                                      26,333          3,963

                                                                     Management

III - Financial Statements

BALANCE SHEETS AS OF DECEMBER 31,2004 AND 2003
(In thousands of Brazilian reais - R$)
-------------------------------------------------------------------------------------------------
                                                       Company               Consolidated
                                           ------------------------------------------------------
ASSETS                                           2004        2003          2004          2003
                                                 -----       -----         -----         -----
CURRENT ASSETS
Cash and banks                                   3.362        2.548        27.313        28.771
Temporary cash investments                      22.971        1.415        57.591        31.317
Consumers and concessionaires                   45.516       38.420       292.699       258.195
Notes receivable                                 3.524        5.374        78.639        61.763
Renegotiated receivables                                                    7.904         7.810
Extraordinary tariff recovery                                 5.143        49.439        49.787
Allowance for doubtful accounts                  (9.872)     (6.757)       (75.851)      (57.336)
Inventories                                        310          327         2.506         2.479
Escrow deposits                                               6.701                       6.701
Other receivables                               10.481       85.539        22.645        98.276
Recoverable taxes                                8.680        8.519        46.291        53.958
Prepaid expenses                                11.735        7.182        48.012        23.508
                                           -----------      -------       --------      -------
                                                96.707      154.411       557.188       565.229
                                           -----------      -------       --------      -------

LONG-TERM ASSETS
Extraordinary tariff recovery                        -            -        75.845       103.883
Consumers and concessionaires                   12.061       16.730        35.448        35.833
Notes receivable                                 7.749        6.229        37.508        35.532
Renegotiated receivables                             -            -        59.963        63.248
Subsidiaries and related parties                44.223       93.267             -             -
Receivables - Fuel gas                               -            -        22.154        14.228
Recoverable taxes                                1.832          928        14.857        13.002
Tax credits                                     40.006       40.006       180.156       182.375
Escrow deposits                                    499          474        60.233        39.383
Prepaid expenses                                15.673       10.124        38.914        15.017
Other                                            1.217        9.878        12.559        50.995
                                           -----------      -------       -------       -------
                                               123.260      177.636       537.637       553.496
                                           -----------      -------       -------       -------

PERMANENT ASSETS
Investments                                    578.751      463.189        10.014        10.625
Property, plant and equipment                  177.185      176.180     1.863.270     1.793.606
Deferred charges                                 2.075        1.253         9.012         5.142
                                           -----------      -------     ---------     ---------
                                               758.011      640.622     1.882.296     1.809.373
                                           -----------      -------     ---------     ---------

TOTAL ASSETS                                   977.978      972.669     2.977.121     2.928.098
                                           ===========      =======     =========     =========


BALANCE SHEETS AS OF DECEMBER 31,2004 AND 2003
(In thousands of Brazilian reais - R$)
------------------------------------------------------------------------------------------------
                                                      Company                Consolidated
                                               -------------------------------------------------
LIABILITIES AND SHAREHOLDERS' EOUITY              2004        2003         2004         2003
                                                  -----       -----        -----        -----
CURRENT LIABILITIES
Suppliers                                         26.896       41.016      181.544      177.747
Debt charges                                       1.953        1.038        5.316        5.029
Loans and financing                              163.871       48.649      582.879      258.177
Debentures                                        93.655       76.334       93.655       76.334
Payroll                                                -            -        2.141        1.652
Taxes payable                                     16.508       19.005      100.361       75.807
Taxes in installments                              4.681       10.599       25.594       30.749
Interest on capital/dividends                      5.423        6.223       10.062        8.572
Consumer charges                                   1.562          548        8.469        3.043
Accrued liabilities                                2.261        2.161       11.016       19.981
Other payables                                     4.531        6.077       40.616       49.721
                                               ----------   ----------- -----------  -----------
                                                 321.341      211.650    1.061.653      706.812
                                               ----------   ----------- -----------  -----------

LONG-TERM LIABILITIES
Suppliers                                         13.188        9.788       54.379       64.389
Loans and financing                               44.459       77.932      470.657      674.450
Debentures                                        88.101      160.283       88.101      160.283
Taxes payable                                        316          232       25.546       37.848
Taxes in installments                              8.393       11.970      149.855      153.746
Parent Company subsidiaries and related                -            -
  parties                                        188.763      142.942      172.775      161.597
Provision for contingencies                        2.871        3.103      109.301       90.010
Provision for actuarial deficit                        -            -       39.387       36.500
Other payables                                     2.871       10.731        2.996       32.408
                                               ----------   ----------- -----------  -----------

                                                 348.962      416.981    1.112.997    1.411.231
                                               ----------   ----------- -----------  -----------

MINORITY INTEREST                                      -            -      528.864      501.515
                                               ----------   ----------- -----------  -----------

SHAREHOLDERS' EQUITY
Capital                                          279.977      279.977      279.977      279.977
Monetary restatement of capital                    9.837        9.837        9.837        9.837
Treasury stock                                   (5.653)      (5.244)      (5.653)      (5.244)
Capital reserves                                  23.514       26.545       23.514       26.545
Profit reserves                                        -       32.923            -            -
Accumulated deficit                                    -            -     (34.068)      (2.575)
                                               ----------   ----------- -----------  -----------
                                                 307.675      344.038      273.607      308.540
                                               ----------   ----------- -----------  -----------

TOTAL LIABILITIES AND
       SHAREHOLDERS' EQUITY                      977.978      972.669    2.977.121    2.928.098
                                               ==========   =========== ===========  ===========

STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2004 and 2003
(In Thousands of Brazilian reais - R$, except for income (loss) per thousand of outstanding shares)

                                                  Company               Consolidated
                                             --------------------  ----------------------
                                                2004       2003      2004         2003
GROSS OPERATING REVENUE
Electricity sales to final consumers          306.904     255.269   1.476.695    1.242.966
Electricity sales to distributors               4.041         108      74.795       49.972
Adjustment of energy sold - MAE                     -      (1.383)          -       (1.383)
Electricity network usage charges               8.951       4.338      34.195        5.424
Other                                          13.235      13.869      33.462       18.972
                                             ----------  ---------- -----------  ----------
                                              333.131     272.201   1.619.147    1.315.951
                                             ----------  ---------- -----------  ----------

DEDUCTIONS
ICMS (state VAT)                               62.232      53.529     291.155      237.074
PIS (tax on revenue)                            3.867       4.491      20.589       23.705
COFINS (tax on revenue)                        21.117       8.169     106.647       44.028
ISS (service tax)                                 547         601         783           624
Global reserve for reversion quota (RGR)        3.807       3.751      13.586        13.126
                                             ----------  ---------- -----------  ----------
                                               91.570      70.541     432.760       318.557
                                             ----------  ---------- -----------  ----------
NET OPERATING REVENUE                         241.561     201.660   1.186.387       997.394
                                             ----------  ---------- -----------  ----------

COST OF ELECTRICITY SERVICE
Cost of electricity                           113.249      82.604    511.527       467.753
Electricity purchased for resale              102.293      77.753    425.520       401.064
Electric power transmission                    10.956       4.851     86.007        66.689
Cost of operation                              42.889      36.542    224.679       192.943
Personnel and management                        9.098       8.955     40.572        47.701
Pension plan                                      135         142      9.414         3.782
Material                                        1.896       1.613      6.821         8.703
Fuel for electric power production                  -           -     18.504        18.916
Outside services                                2.333       1.422     11.316         8.893
Compensation for use of water resources           357         240        357           240
Fuel usage quota (CCC)                          8.265       7.861     52.617        37.333
Power development account (CDE)                 5.929       2.307     12.848         5.362
Depreciation and amortization                  13.321      12.651     55.882        49.920
Provision for contingencies                        53         201      7.150         7.251
Other expenses                                  1.502       1.150      9.198         4.842
Cost of services provided to third parties      2.485       4.184     17.183         7.758
                                             ----------  ---------- -----------  ----------
                                              158.623     123.330    753.389       668.454
                                             ----------  ---------- -----------  ----------

GROSS PROFIT                                   82.938      78.330    432.998       328.940
                                             ----------  ---------- -----------  ----------

OPERATING EXPENSES
Selling expenses                               10.812       9.547     63.332        29.335
General and administrative expenses            32.125      22.556    111.930        68.774
                                             ----------  ---------- -----------  ----------
                                               42.937      32.103    175.262        98.109
                                             ----------  ---------- -----------  ----------
INCOME FROM SERVICES                           40.001      46.227    257.736       230.831
                                             ----------  ---------- -----------  ----------

FINANCIAL INCOME (EXPENSE)
Income from temporary cash investments          3.290         341      9.781         5.369
Monetary variation and late payment charges
  for energy sold                               3.822       3.331     31.843        26.740
Debt charges                                 (74.025)     (84.767)  (224.840)     (241.176)
(-) Transfer to construction in progress          981       2.417      7.031        17.848
Interest on capital                                13       1.168        (51)         (893)
Other income (expenses)                       (27.596)    (29.279)   (22.718)       11.676
                                             ----------  ---------- -----------  ----------
                                              (93.515)   (106.789)  (198.954)     (180.436)
                                             ----------  ---------- -----------  ----------
Goodwill amortization                            (894)       (273)   (15.055)      (15.521)
Equity in subsidiaries                         37.099      31.857        145         1.112
                                             ----------  ---------- -----------  ----------

OPERATING INCOME (EXPENSES)                   (17.309)    (28.978)    43.872        35.986
                                             ----------  ---------- -----------  ----------

NONOPERATING INCOME (EXPENSES)
Nonoperating income                             1.373      80.106      8.337        83.120
Nonoperating expenses                           4.099      34.632      7.873        37.832
                                             ----------  ---------- -----------  ----------
                                               (2.726)     45.474        464        45.288
                                             ----------  ---------- -----------  ----------

INCOME (LOSS) BEFORE INCOME AND SOCIAL
  CONTRIBUTION TAXES, PROFIT SHARING
  AND REVERSAL OF INTEREST ON CAPITAL         (20.035)     16.496     44.336        81.274
Social contribution tax                              -          -    (10.037)       (8.177)
Income tax                                           -          -    (22.250)      (22.761)
                                             ----------  ---------- -----------  ----------
INCOME (LOSS) BEFORE PROFIT SHARING
  AND REVERSAL OF INTEREST ON CAPITAL         (20.035)     16.496     12.049        50.336
Management profit sharing                            -          -     (1.052)       (1.033)
Minority interest                                    -          -    (29.666)      (33.250)
Reversal of interest on capital                    (13)    (1.168)        51           893
                                             ----------  ---------- -----------  ----------
NET INCOME (LOSS)                              (20.048)    15.328    (18.618)       16.946
                                             ==========  ========== ===========  ==========

INCOME (LOSS) PER THOUSAND OF
  OUTSTANDING SHARES - R$                       (0,153)     0,117
                                             ----------  ----------

STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003
(In thousands of Brazilian reais - R$)

                                        Restated
                                     paid-in-capital                                       Capital reserve
                                  -----------------------                ------------------------------------------------------
                                               Monetary                                            Interest on     Other
                                               restatement  Treasury      Share        Investment  construction    capital
                                    Capital    of           stock         premium      grants      in progress     reserves
                                               capital
--------------------------------- ------------ ----------   -----------  ------------ ----------- ------------    -------------
BALANCES AS OF JANUARY 1, 2003        334.335      9.837     (5.244)        6.057       9.927        6.386             4.175

Capital increase as per Board
of Directors' Meeting held on          20.000          -           -            -           -            -                 -
June 4, 2003

Capital reduction as per
Extraordinary Shareholders'
Meeting held on December 9,          (74.358)          -           -            -           -            -                 -
2003(*)

Dividends                                   -          -           -            -           -            -                 -

Net income                                  -          -           -            -           -            -                 -

Proposed allocation of income:

  Legal reserve                             -          -           -            -           -            -                 -

  Dividends                                 -          -           -            -           -            -                 -

Retained earnings                           -          -           -            -           -            -                 -
                                  ------------ ---------- ----------- ------------ ----------- ------------ -----------------
BALANCES AS OF DECEMBER 31, 2003      279.977      9.837     (5.244)        6.057       9.927        6.386             4.175


Purchase of treasury shares                 -          -       (409)            -           -            -                 -

Prior years' prescribed                     -          -           -            -           -            -                 -
dividends

Net loss                                    -          -           -            -           -            -                 -

Dividends                                   -          -           -            -           -            -           (3.031)

Absorption of losses                        -          -           -            -           -            -                 -
                                  ------------ ---------- ----------- ------------ ----------- ------------ -----------------

BALANCE AS OF DECEMBER 31, 2004       279.977      9.837     (5.653)        6.057       9.927        6.386             1.144
                                  ============ ========== =========== ===========  =========== ============ =================

(*) See Note 25


                                     Profit reserves

                                       Retained                        Accumulated
                                       earnings         Legal          Deficit        Total

---------------------------------    ---------------   -------------- ------------- -------------
BALANCES AS OF JANUARY 1, 2003             -              -             (40.040)       325.433

Capital increase as per Board
of Directors' Meeting held on              -              -                    -        20.000
June 4, 2003

Capital reduction as per                                                  74.358
Extraordinary Shareholders'
Meeting held on December 9,                -              -                                  -
2003(*)

Dividends                                  -              -              (2.161)       (2.161)

Net income                                 -              -               15.328        15.328

Proposed allocation of income:

  Legal reserve                            -            766                (766)             -

  Dividends                                -              -             (14.562)      (14.562)

Retained earnings                     32.157              -             (32.157)             -
                                  ----------- --------------       ------------- -------------
BALANCES AS OF DECEMBER 31, 2003      32.157            766                    -       344.038


Purchase of treasury shares                -              -                    -         (409)

Prior years' prescribed                    -              -                  817           817
dividends

Net loss                                   -              -             (20.048)      (20.048)

Dividends                           (13.692)              -                    -      (16.723)

Absorption of losses                (18.465)          (766)               19.231             -
                                  ----------- --------------       ------------- -------------

BALANCE AS OF DECEMBER 31, 2004            -              -                    -       307.675
                                  =========== ==============       ============= =============

(*) See Note 25

STATEMENTS OF CHANGES IN FINANCIAL POSITION
FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003
(In thousands of Brazilian reais - R$)

                                                                   Company             Consolidated
                                                           -----------------------  ------------------
                                                              2004         2003        2004      2003
                                                              ----         ----        ----      ----
SOURCES OF FUNDS
From operations (see below)                                      -         80.975    121.646   189.603
From shareholders
  Capital increase                                               -         20.000          -    20.000
From third parties
  Long-term financing                                       18.971         25.757     82.935   135.550
  Subscription of debentures                                     -        107.671          -   107.671
  Consumer contribution                                      2.123          3.953     28.774    10.958
  Federal government subsidy - CDE (power
    development account)                                         -              -      5.737         -
  Dividends from subsidiaries                               10.553          1.168         40         -
  Taxes in installments                                          -              -          -    79.950
  Decrease in long-term assets                                   -              -     57.511         -
  Increase in long-term liabilities                         25.198         74.344     10.497   335.754
  Other                                                        817              -        817       639
                                                          ---------      ---------  --------- ---------
Total sources                                               57.662        313.868    307.957   880.125
                                                          ---------      ---------  --------- ---------
USES OF FUNDS
In operations (see below)                                    5.944              -          -         -
In investments                                                   -         45.000         38        26
In property, plant and equipment                            19.159         21.465    189.098   192.506
In deferred charges                                          1.216            405      4.615     2.189
Transter from long-term to current liabilities             148.947        144.849    457.309   332.380
Treasury stock                                                 409              -        409         -
Interest on capital/dividends                               16.723         16.723     19.370    17.615
Increase in long-term assets                                32.659         42.744          -   125.690
                                                          ---------      ---------  --------- ---------
Total uses                                                 225.057        271.186    670.839   670.406
                                                          ---------      ---------  --------- ---------

INCREASE (DECREASE) IN WORKING CAPITAL                    (167.395)        42.682   (362.882)  209.719
                                                          =========      =========  ========= =========
REPRESENTED BY
Current assets
  At beginning of year                                     154.411        121.281    565.229   536.779
  At end of year                                            96.707        154.411    557.188   565.229
                                                          ---------      ---------  --------- ---------
                                                           (57.704)        33.130     (8.041)   28.450
                                                          ---------      ---------  --------- ---------
Current liabilities

  At beginning of year                                     211.650        221.202    706.812   888.081
  At end of year                                           321.341        211.650  1.061.653   706.812
                                                          ---------      --------- ---------- ---------
                                                           109.691         (9.552)   354.841  (181.269)
                                                          ---------      ---------  --------- ---------
INCREASE (DECREASE) IN WORKING CAPITAL                    (167.395)        42.682   (362.882)  209.719
                                                          =========      =========  ========= =========

FROM OPERATIONS
Net income (loss)                                          (20.048)        15.328    (18.618)   16.946
Items not affecting working capital:
  Interest and monetary variations on long-term items       35.971         48.196     29.001    28.816
  Equity in subsidiaries                                   (37.099)       (31.857)      (145)   (1.112)
  Depreciation and amortization                             14.412         13.593     60.167    55.213
  Goodwill amortization                                        894            273     15.055    15.521
  Net book value of permanent assets written off             4.103         35.241     10.996    37.061
  Deferred income and social contribution taxes                  -              -      2.219     2.071
  Regulatory effects of PIS and Cofins (taxes on revenue)   (4,478)             -    (20.992)        -
  Provision (reversal) for contingencies                      (232)           201     13.764     1.837
  Provision for losses on investments                          533              -        533         -
  Minority interest                                              -              -     29.666    33.250
                                                          ---------      ---------  --------- ---------
                                                            (5,944)        80.975    121.646   189.603
                                                          ---------      ---------  --------- ---------

NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003
(Amounts in thousands of Brazilian reais - R$)
--------------------------------------------------------------------------------

1.   OPERATIONS

     Companhia Forca e Luz Cataguazes-Leopoldina ("CFLCL" or the "Company") is a concessionaire of electric energy public services, operating in 67 municipalities in the State of Minas Gerais and in the State of Rio de Janeiro, providing services to approximately 306,256 consumers (unaudited).

     CFLCL is also the Parent Company of other companies. The ownership percentages and information on subsidiaries are shown in Notes 4, 17 and 18.

     As of December 31, 2004, the Company reported negative working capital of R$224,634 (R$57,239 in 2003), Company, and R$504,465 (R$141,583 in 2003),
     Consolidated. In 2003, the Company and its subsidiaries started a debt rescheduling program that consisted of: (a) extension of payment dates of debts owed to banks, suppliers, principal shareholders and tax debts, in the amount of approximately R$600,000; (b) issuance of simple debentures by CFLCL in the amount of R$130,000; (c) capital increase of R$20,000; (d) disposal of energy generation assets, with the sale, in December 2003, of the Company's interest in Centrais Hidreletricas Grapon S.A., owner of two small hydroelectric power plants with an installed capacity of 40 MW. This sale resulted in the transfer of the loan obtained from the BNDES to finance the construction of the small hydroelectric power plants, in the amount of R$52,000, and in the receipt of R$80,000 in February 2004 as payment of the transaction. As part of the debt rescheduling program, on December 30, 2004, the Company entered into an Agreement for Sale of Shares of Cat-Leo Energia S.A. (Cat-Leo) with Brascan Energetica S.A. (see Note
     36). This agreement provides for the transfer of the financing from the BNDES in the amount of R$92,000, and the receipt of R$158,000, with the sale price estimated at R$250,000, which would result in a profit estimated at R$50,000. As a result of the debt rescheduling program, credit rating agencies provided improved credit ratings to Cataguazes-Leopoldina companies. SR Rating revised the corporate rating of Cataguazes-Leopoldina and assigned an upgrade to "brA-", and Standard & Poors ratified the corporate credit rating of "brBBB+". The reduction in basic interest rates compared to 2003 has contributed to a gradual decrease in financial costs of debts and, thus, an improvement in cash flow and operating income of Cataguazes-Leopoldina companies. An improvement in consolidated financial and economic ratios of Cataguazes-Leopoldina can be noted with the positive results of all its major subsidiaries.

     Despite this favorable condition, management is endeavoring to improve the capital structure of Cataguazes-Leopoldina companies, by seeking ways to further reduce the costs of short-term debts and, consequently, extend payment terms, which, coupled with the generation of profits as per budgets and internal projections, should be sufficient to ensure adequate liquidity and reduce significantly the needs for refinancing liabilities.

2.   PRESENTATION OF FINANCIAL STATEMENTS

     The financial statements have been prepared in accordance with Brazilian accounting practices, regulations and provisions of the Brazilian Securities Commission (CVM) and specific legislation applicable to concessionaires of electric energy public services, established by the National Electric Energy Agency (ANEEL), mainly the Accounting Manual for the Electric Energy Sector, compulsorily applicable beginning January 1, 2002.


3.   SUMMARY OF SIGNIFICANT ACCOUNTING PRACTICES

     a) Temporary cash investments are represented by short-term investment funds and bank deposit certificates, reported at their indexed amounts through the balance sheet date;

     b) Consumers and Concessionaires include the billed and estimated unbilled electricity sales, through the balance sheet date, recognized on the accrual basis;

     c) Allowance for doubtful accounts is recorded in an amount considered sufficient to cover possible losses on the realization of receivables, based on ANEEL instructions;

     d) Inventories are stated at average acquisition cost, which does not exceed market value;

     e) Investments in subsidiaries are accounted for under the equity method by the Company, based on the interests in shareholders' equity of the subsidiaries as of December 31, 2004 and 2003. Other investments are accounted for at cost, monetarily restated through December 31, 1995.

          Goodwill on acquisition of the controlling interest in the subsidiaries CENF, CELB, Energipe and Saelpa is being amortized over the period of the electric energy distribution concession, based on the projected results of these concessionaires. For CENF, this will be over 20 years starting July 1997, for CELB over 30 years starting January 2000, Energipe over 30 years starting December 1997, and Saelpa over 30 years starting December 2000. As of December 31, 2004, the unamortized goodwill is: CENF R$33,696, CELB R$80,253, Energipe R$9,495 and Saelpa R$301,460, all reported in Property, plant and equipment for consolidation purposes.

     f) Property, Plant and Equipment are stated at cost, monetarily restated to December 31, 1995. Additions from that date are accounted for at cost. Depreciation is calculated on the straight-line method, based on the estimated useful lives of the assets, disclosed in note 19, and is charged to results for the year or the cost of construction in progress as appropriate.

          The goodwill arising on acquisition of the subsidiary Energipe is reported together with consolidated property, plant and equipment and is being amortized over the period of the electric energy distribution concession, based on Energipe's projected results for the next 30 years starting April 1998. As of December 31, 2004, the unamortized goodwill is R$462,416 (R$473,047 in 2003);

     g) Interest, other financial charges and inflationary effects on borrowings from third parties effectively used to fund construction in progress, were capitalized and reported as cost thereof. The Company and its subsidiaries elected not to capitalize interest on investments in construction in progress financed with own funds beginning 1999;

     h) Deferred charges of the Company represent the cost of acquisition of corporate system maintenance software and are amortized over five years;

     i) Loans and financing balances are restated through the balance sheet dates based on the contractual index and interest rates;

     j) Income tax was calculated at the rate of 15% on taxable income, plus a 10% surtax. Social contribution tax was calculated at the rate of 9%. Deferred income and social contribution taxes were recognized in accordance with CVM Instruction No. 371/02. As this Instruction does not apply to CFLCL and its subsidiary Energipe, they maintained the deferred tax credits reported through June 30, 2002, realization of which will take place in line with the rules set out in CVM Deliberation No. 273/98;

     k) A provision was set up for contingent liabilities at amounts considered sufficient by management and legal counsel to cover unfavorable outcomes;

     l) Revenues and expenses are recognized in income for the year on the accrual basis;

     m) Costs of the supplementary retirement and pension plan are recorded on the accrual basis, in accordance with CVM Deliberation No. 371/00;

     n) Other assets and liabilities are reported at known or estimated amounts, plus, when applicable, related income earned or charges incurred through the balance sheet date;

     o) The preparation of financial statements in accordance with Brazilian accounting practices requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results of these transactions and reported information could differ from the estimates upon effective realization in subsequent periods. The principal estimates in the financial statements refer to the recording of the effects of energy purchase and sale transactions in the Electric Power Trade Chamber
          (CCEE), allowance for doubtful accounts, provision for contingencies, retirement and pension plans, recovery of goodwill, recoverable taxes and deferred tax credits.

4.   CONSOLIDATED FINANCIAL STATEMENTS

     The consolidated financial statements include the accounts of the following subsidiaries:

                                                          Ownership interest - %
                                                          ----------------------
                                                               2004       2003
                                                               ----       ----

     Energisa S.A. ("Energisa") (1)                            50.07      50.07
     Companhia de Eletricidade de Nova Friburgo ("CENF")       59.47      59.47
     Multipar S.A.                                             99.96      99.96
     Multiagro Ltda.                                           66.67      66.67
     Teleserv S.A.                                             99.10      99.10
     Telecabo S.A. (2)                                             -      97.59
     MCL Cabo S.A.                                             99.42      95.54
     Cat-Leo Energia S.A.                                      99.99      99.99
     Cat-Leo Servicos S.A. (3)                                 99.99          -

     (1) Parent Company of Energipe (99.62% of voting capital and 99.64% of total capital). Energipe is the Parent Company of CELB (99.13% of voting capital and 88.85% of total capital) and of Pbpart SE1 S.A (50.10% of total and voting capital) which holds a controlling interest in Saelpa (97.55% of voting capital and 82.83% of total capital).

     (2)  Investment sold in December 2004.

     (3) This company received, on November 30, 2004, the assets derived from the spin-off of Cat-Leo Energia S.A., including the investment in Usina Termeletrica de Juiz de Fora S.A. (50% of total and voting capital).

     The consolidated financial statements have been prepared based on the financial statements of the subsidiaries as of December 31, 2004 and 2003, in accordance with the consolidation criteria set forth by CVM Instruction No. 247/96 and include the accounts of the jointly-owned subsidiary UTEJF. As this subsidiary is a joint investment (each partner has 50% of capital), consolidation comprises 50% of the balance sheet and income statement accounts of UTEJF.

     Reconciliation between net income (loss) and shareholders' equity reported by Company and that reported on a consolidated basis is as follows:

                                                               2004                              2003
                                                    --------------------------  --------------------------------
                                                      Net        Shareholders'         Net         Shareholders'
                                                     loss            equity          income            equity
                                                     ----          ----------        ------          --------
     Company                                        (20,048)         307,675          15,328          344,038
     Unrealized profit on transactions with
      subsidiaries (mainly sale of equity
      interest)                                           -          (34,068)              -          (35,498)
     Profit realization                               1,430                -           1,618                -
                                                    -------          -------          ------          -------
     Consolidated                                   (18,618)         273,607          16,946          308,540
                                                     ======          =======          ======          =======

5.   TEMPORARY CASH INVESTMENTS

                                                                                             Company         Consolidated
                                                                                          -------------     --------------
     Financial instrution Type                              Maturity         Yield        2004     2003     2004      2003
     -------------------- ----                              --------         -----        ----     ----     ----      ----

     Coopemata            Time deposit                   03/30/2005   1.10% per month       110     177      110       177
     Banco do Brasil      BB Fix Empreendedor            Monthly      Fixed income            6      26       50        69
     Creditoreal          Time deposit                   Monthly      13.6232% per year      63      57       63        57
     Bradesco             CDB                            08/18/2005   98.70% of CDI         192     422    1,401     2,151
     GuaraniCredi         Time deposit                   08/27/2005   100% of CDI           178     158      178       158
     BNL                  CDB/POS BNL                    08/09/2006   100% of CDI           382     329      382       329
     Unibanco             FIF carteira  corporativa 90   06/15/2005   Fixed income       18,873       -   18,873         -
     BVA                  Debentures/BVA                 10/01/2005   100% of CDI         2,745       -    2,745     1,330
     BVA                  Debentures                     07/19/2005   105% of CDI             -       -      877         -
     BVA                  CDB                            07/21/2005   100% of CDI             -       -    1,457         -
     Mercantil            CDB                            12/03/2007   100% of CDI           417     246    4,637     2,703
     CEF                  CDB                            12/22/2005   95% of CDI              5       -      898         -
     Banco Santos         Debentures                     01/09/2005   100% of CDI             -       -        -     3,003
     BIC Banco            CDB                            09/09/2005   104% of CDI             -       -   15,258    15,047
     Banco Rural          CDB                            07/18/2006   104% of CDI             -       -      608         -
     Banco Rural          CDB                            12/31/2009   100% of CDI             -       -   10,054     6,293
                                                                                         ------   -----   ------    ------
     Total                                                                               22,971   1,415   57,591    31,317
                                                                                         ======   =====   ======    ======

     CDB - Bank Certificates of Deposit
     CDI - Bank Deposit Rate

     As of December 31, 2004, all investments are available.

6.   CONSUMERS AND CONCESSIONAIRES

     a)   Company

                                                                  Past due                                     Total
                                          ------------------------------------------------------------    --------------
                                           Up to     From 31      From 91      From 181       Over
  Consumer categories            Current   30 days   to 90 days   to 180 days  to 360 days   360 days     2004      2003
  -------------------            -------   -------   ---------    -----------  -----------    --------    ----      ----

  Residential                     5,905    3,016       343            118            2           1       9,385     8,207
  Industrial                      5,855    1,306     1,158          1,638        2,545       1,750      14,252     8,996
  Commercial, services or other   2,900    1,052       217            122          207         367       4,865     4,351
  Rural                           1,527      547       129             38            1           -       2,242     1,935
  Public sector:
    Federal                          11        3         2              -            1           5          22        35
    State                           110       32        18              5            6          53         224       365
    Municipal                       405      116        66             18           22         193         820     1,340
  Public lighting                   544       28       106             25            4       1,156       1,863     2,048
  Public service                    678      123       105             85           30         196       1,217     1,211
  Other                               -        -         -              -            -           -       4,032     4,741
                                 ------    -----     -----          -----        -----       -----      ------    ------
  Subtotal - consumers           17,935    6,223     2,144          2,049        2,818       3,721      38,922    33,229

  Concessionaires (*)                 -        -         -              -            -           -      10,843    15,074
  Unbilled sales                      -        -         -              -            -           -       7,812     6,847
                                 ------    -----     -----          -----        -----       -----      ------    ------
  Total                          17,935    6,223     2,144          2,049        2,818       3,721      57,577    55,150
                                 ======    =====     =====          =====        =====       =====      ======    ======

  Current                                                                                               45,516    38,420
  Long-term                                                                                             12,061    16,730

     b)   Consolidated

                                                             Past due                                Total
                                        ------------------------------------------------------   --------------
                                        Up to    From 31     From 91      From 181     Over
  Consumer categories          Current  30 days to 90 days  to 180 days  to 360 days  360 days   2004      2003
  -------------------          -------  ------- ----------  -----------  -----------  --------   ----      ----


  Residential                  24,911   18,679    5,129       2,214       3,292        2,338   56,563    42,292
  Industrial                   24,159    3,877    1,855       2,197       3,644       14,587   50,319    47,282
  Commercial, services or
    other                      14,255    6,817    2,487       1,369       2,013        3,847   30,788    26,705
  Rural                         4,554    2,124    1,491       1,486       2,012       10,320   21,987    16,675
  Public sector:
    Federal                     1,669      732      564         367         516        2,295    6,143     6,485
    State                       2,013      839      709         537         815        3,133    8,046     9,009
    Municipal                   2,630    1,133      785         476         641        2,251    7,916     8,492
  Public lighting               4,587    1,306    1,900       1,780       2,969       16,774   29,316    29,451
  Public service                5,186      308      213         176         162          722    6,767     6,341
  Other                             -        -        -           -           -            -   14,887    22,676
                               ------   ------    -----       -----       -----       ------   ------    ------

  Subtotal - consumers         83,964   35,815   15,133      10,602      16,064       56,267  232,732   215,408
  Concessionaires (*)               -        -        -           -           -            -   49,914    38,393
  Unbilled sales                    -        -        -           -           -            -   45,501    40,227
                               ------   ------    -----       -----       -----       ------   ------    ------
                                    -        -        -           -           -            -
  Total                        83,964   35,815   15,133      10,602      16,064       56,267  328,147   294,028
                               ======   ======   ======      ======      ======       ======  =======   =======

  Current                                                                                     292,699   258,195
  Long-term                                                                                    35,448    35,833

          (*) Includes electricity sold on the Electric Power Trade Chamber
          (CCEE).

          The Company recorded an allowance for doubtful accounts for long past-due balances, following the technical criteria established by ANEEL.

     The account "Consumers and concessionaires" as of December 31, 2004 includes receivables from the sale of energy on the Electric Power Trade Chamber (CCEE), in the amounts of R$10,843 and R$21,620, Company and consolidated, respectively, for the period from September 2000 to December 2004, less collections received through December 31, 2004. These balances were based on calculations prepared and provided by the CCEE.

      The composition of these amounts, including the balances recorded in current liabilities of R$99, Company and consolidated, arising from electricity network usage charges, and from the acquisition of energy on the CCEE in the amount of R$938, consolidated, is as follows:

                                                                               Company               Consolidated
                                                                          -----------------      -------------------
     CCEE receivables                                                      2004        2003        2004        2003
                                                                           ----        ----        ----        ----

     Current portion                                                        218          -          769         853
     Portion related to injunctions granted through
       December 2002                                                      9,193       9,280      18,113      18,302
     Renegotiated receivables                                                 -       4,197           -       5,080
     Portion under negotiation                                            1,432       1,610       2,738       3,306
                                                                         ------      ------      ------      ------
                                                                         10,843      15,087      21,620      27,541
     (-) Purchase of energy in the spot market                                -         (13)       (938)     (1,344)
     (-) Electricity network usage charges                                  (99)        (51)        (99)        (71)
                                                                         ------      ------      ------      ------
                                                                         10,744      15,023      20,583      26,126
                                                                         ======      ======      ======      ======

     Since July 2003, transactions are being settled 30 days after the month in which they are carried out.

     The spot market amounts, linked to injunctions, are subject to changes that may arise from the judgment of the lawsuits filed by certain energy sector companies against ANEEL's interpretation of prevailing market rules. These companies, which were not located in the area hit by rationing in 2001/2002, obtained a preliminary injunction nullifying ANEEL's Resolution No. 288 of May 16, 2002, which was intended to clarify the treatment and application of certain MAE (currently CCEE) accounting rules, included in the Overall Agreement for the Electric Energy Sector. These companies' claim is in respect of the energy supplied by Itaipu in the Southeast/Center West market sector during the rationing period, when there was a significant discrepancy in spot market energy prices between the market sectors.


7.   PERIODIC TARIFF ADJUSTMENT - CONSOLIDATED

     The periodic tariff adjustments for CFLCL, CENF and Energipe were as follows:

     Company             Increase %         Xe factor %     ANEEL Resolution
     -------             ---------          -----------     ----------------
     CFLCL                  12.66              1.579       141 of 06/17/2004
     CENF                   18.00              1.886       142 of 06/17/2004
     Energipe               35.61              0.744       103 of 04/20/2004 (*)

     (*) Amended Resolution No. 199 of April 16, 2003.

     The tariff adjustments effective June 18, 2004 for CFLCL and CENF, and April 22, 2003 for Energipe, were established on a provisional basis and are in the process of definitive validation by ANEEL.

     To ensure reasonableness of tariff and economic-financial balance of the concession contract, as established by the periodic tariff adjustment of the indirect subsidiary Energipe, the increase in Portion B revenue derived from the tariff adjustment will be applied in annual installments as detailed below:

     I. On April 22, 2003, Energipe's tariffs were adjusted by 29.71%, which would correspond to the percentage resulting from the calculation of the concessionaire's annual tariff adjustment rate; and

     II. The difference in percentage from 35.61% to 29.71%, together with the annual tariff adjustments to be ratified for 2004 to 2007, will be passed on. The amount of R$15,725 will be added to Portion B for each year, as of the date of Energipe's periodic tariff adjustment, subject to variation of IGP-M (General Market Price Index).

     However, under Ratifying Resolution No. 103, of April 20, 2004 (provisional), ANEEL changed the annual amounts to be added to Portion B, from R$15,725 to R$7,768. Therefore, the amount to be added to the tariff in the 2004-2007 period was reduced from R$62,900 to R$31,072.

     The subsidiary Energipe recognized the Portion B revenue divided in installments by the Regulatory Agency according to the impact on the tariff for each year. As of December 31, 2004, the amount incurred was R$19,182 (R$11,078 in 2003), recorded under the caption "Consumers and concessionaires", R$12,002 in consolidated current assets and R$7,180 in consolidated long-term assets, and R$6,339 was recorded as income under the caption "Electricity sales to final consumers" and R$1,765 as "Other financial income".

8.   EXTRAORDINARY TARIFF RECOVERY

     The extraordinary tariff recovery was based on the provisions of Law No. 10438 of April 26, 2002, and Resolution No. 91 of the Energy Crisis Management Committee (CGE), of December 21, 2001, and ANEEL Resolution No. 31, of January 24, 2002. This adjustment to tariff rates is effective beginning December 31, 2001, and is recognized by ANEEL as follows:

     a) 2.9% for residential and rural consumers (except for low-income consumers).

     b)   7.9% for the other consumers.

     This extraordinary tariff recovery is intended to recover the economic and financial balance of the concession contract by covering the following losses resulting from the Emergency Energy Rationing Program, during the period from June 1, 2001 to February 28, 2002, namely:

     a) Reduction in electric power consumption due to the rationing program in the period;

     b)   Portion "A" variations (CVA); and

     c) Free energy - energy purchased by generating companies to meet the demand during the Emergency Energy Rationing Program. According to ANEEL Resolution No. 36 of January 29, 2003, amended by ANEEL Resolution No. 89 of February 25, 2003, these amounts are being passed on to the generating companies since March 2003.

     Based on ANEEL Resolutions Nos. 480, 481, 482 and 483 of August 2002 and No. 1 of January 12, 2004, the approved amounts related to the extraordinary tariff adjustment and free energy are comprised as follows:

                                                  Company                                Consolidated
                                 ----------------------------------------- -----------------------------------------
                                 Extraordinary                             Extraordinary
                                    tariff       Free                          tariff      Free
                                   recovery     energy  Portion A            recovery     energy  Portion A
                                 -------------  ------  ---------          -------------  ------  ---------
                                   480/02,       1/04    482/02              480/02,       1/04    482/02
                                 481/02 and      and      and              481/02 and      and       and
     Resolutions No.                1/04        45/04     1/04     Total       1/04       45/04     1/04    Total
     ----------------            ----------    ------   --------- -------- ------------- -------  --------- ------

     Ratified amount                5,041       9,351     5,095    19,487    107,418     70,781    13,667  191,866
     Accumulated monetary
       restatement                    413         741     2,745     3,899     36,425     11,913     7,150   55,488
     Accumulated amortization      (5,454)    (10,092)   (2,697)  (18,243)   (64,244)   (26,743)   (2,697) (93,684)
                                    -----      ------     -----    ------     ------     ------    ------  -------
     Balances at  December  31,
       2003                             -           -     5,143     5,143     79,599     55,951    18,120  153,670
     Accumulated monetary
       restatement                      -           -       195       195     11,671     11,288     2,304   25,263
     Amortization for the year          -           -    (5,338)   (5,338)   (28,384)   (17,723)   (5,339) (51,446)
     Provision for losses               -           -         -         -     (1,571)      (632)        -   (2,203)
                                    -----      ------     -----    ------     ------     ------    ------  -------

     Balances at December 31,
       2004                             -           -         -         -     61,315     48,884    15,085  125,284
                                    =====      ======     =====    ======     ======     ======    ======  =======

     Current portion                    -           -         -         -     23,504     25,935         -   49,439
     Long-term portion                  -           -         -         -     37,811     22,949    15,085   75,845

      ANEEL Resolution No. 484 of August 29, 2002, amended by Resolution No. 1 of January 12, 2004, established an extraordinary tariff recovery for the energy supply tariff of electric energy distribution concessionaires spread over the following maximum periods, beginning

     January 2002: CENF (64 months); Energipe (49 months); CELB (81 months) and Saelpa (71 months).

     The revenue projections for the subsidiary CELB indicate that the maximum term set by ANEEL will be insufficient for full free energy and tariff recovery.

     ANEEL has indicated that it will revise said term for concessionaires that prove the period is insufficient. Due to the lack of a regulatory act by the Regulatory Agency, the management of the subsidiary CELB elected to record a provision for losses on the extraordinary tariff recovery, in the amount of R$2,203, against other operating expenses (R$1,571) and write-off of trade accounts payable in long-term liabilities (R$632).

     Based on internal projections, the other Companies' management expects to realize all receivables within the periods established by this Resolution.

     In addition to revising the effective terms of the extraordinary tariff adjustment, ANEEL Resolution No. 1 of January 12, 2004 sanctioned the Portion A amount and determined that their recovery would be achieved through the same mechanism as that adopted for the tariff recovery, without considering the limitation of the terms mentioned above.


9.   EMERGENCY ENERGY RATIONING PROGRAM

     Expenses incurred for the implementation of the Emergency Energy Rationing Program, in 2001 and 2002, were ratified by ANEEL and began being reimbursed in 2003 at the time of the annual tariff adjustments. The unamortized balances are as follows:

                                                    Company               Consolidated
                                                    -------               -------------
                                                 2004        2003        2004        2003
                                                 ----        ----        ----        ----
      Nature of expense:
        Personnel                                1,404       1,404       4,577       4,577
        Material                                    34          34         234         234
        Outside services                           234         234       1,314       1,314
        Other                                       10          10          79          79
                                                 -----      ------      ------      ------
     Total expenses acknowledged by ANEEL        1,682       1,682       6,204       6,204
     (-) Amounts allocated to income (*)
        For 2003                                  (897)       (897)     (2,884)     (2,884)
        For 2004                                  (473)          -      (2,355)          -
                                                ------      ------      ------      ------
     (=) Balance to be allocated (**)              312         785         965       3,320
                                                ======      ======      ======      ======

     (*) Recorded as operating expenses according to the nature of the expense. (**) Recorded in long-term assets as "Other".

10.  LOW-INCOME CONSUMERS

     Law No. 10438 of April 26, 2002 classified the residential low-income consumer bracket as being those consumer units with less than 80kWh/month consumption, and Decree No. 4336 of August 15, 2002 increased the bracket to include consumer units utilizing between 80 and 220 kWh/month provided certain requirements are met.

     Due to the new classification, CFLCL and its subsidiaries incurred loss of revenue through December 31, 2004 in the amount of R$25,548 (R$12,800 in 2003), Company, and R$171,990 (R$93,049 in 2003), consolidated. Eletrobras has already acknowledged a compensation of R$23,243 and R$158,927 (R$11,110 and R$81,912 in 2003), Company and consolidated, respectively. This revenue is being funded by the global reserve for reversion (RGR) and the power development account (CDE).

     Under ANEEL Resolution No. 89, of October 25, 2004, the regulatory agency changed the calculation methodology stipulated by Resolution No. 116, of March 19, 2003. Based on preliminary data, the Company and its subsidiaries elected to accrue the amounts relating to the excess subsidy granted due to the new calculation methodology, in the amounts of R$120 and R$4,366, Company and consolidated, respectively.

     As a consequence, as of December 31, 2004, the net balance receivable relating to low-income consumer subsidy is R$2,185 (R$1,690 in 2003), Company, and R$8,697 (R$11,137 in 2003), consolidated, recorded in the balance sheet as "Other receivables" in current assets.


11.  NOTES RECEIVABLE

     Refers to past-due electric energy accounts receivable, renegotiated with consumers through Acknowledgement of Debt agreements, subject to variation of the IGP-M (General Market Price Index) plus market interest. As of December 31, 2004, the balances are as follows:

                                                     Company              Consolidated
                                                ----------------        ----------------
                                                2004        2003        2004        2003
                                                ----        ----        ----        ----
     Current portion                            3,524       5,374      78,639      61,763
     Long-term portion                          7,749       6,229      37,508      35,532
                                               ------      ------     -------      ------
     Notes receivable                          11,273      11,603     116,147      97,295
                                               ======      ======     =======      ======

     Allowance for doubtful accounts (*)       (1,199)       (991)    (37,465)    (31,004)

     (*) Of the balance of notes receivable, the Company and its subsidiaries recorded an allowance in current assets as part of the "Allowance for doubtful accounts".

12.  RENEGOTIATED RECEIVABLES - CONSOLIDATED

                                                                     Monthly         Annual
                                                    Receivable    installments    restatement     Receivable
     Creditor   Debtor                                 2004        receivable        index           2003
     --------   --------------------------          ----------    ------------    -----------     ----------

     Saelpa     Cia. de Agua e Esgotos da
                 Paraiba - CAGEPA                    19,076           103            IPCA           19,853
     Saelpa     Government of the State of
                 Paraiba                             48,791           103            IPCA           51,205
                                                     ------                                         ------
     Total                                           67,867                                         71,058
                                                     ======                                         ======

     Current portion                                  7,904                                          7,810
     Long-term portion                               59,963                                         63,248

     These receivables are for electricity consumption through June 2000, and were renegotiated in August 2003, with new contractual clauses and conditions. The receivable from Companhia de Agua e Esgotos da Paraiba - Cagepa is guaranteed by Cagepa's own revenues.

13.  RECOVERABLE TAXES

                                                        Company                Consolidated
                                                  ---------------------    --------------------
                                                     2004        2003        2004         2003
                                                     ----        ----        ----         ----

     ICMS (state VAT)                                3,364       3,048      22,688       32,911
     IRRF (withholding income tax)                   1,332         497       2,554        5,544
     IRPJ (corporate income tax)                     3,450       4,696      17,093       18,906
     CSSL (social contribution tax)                    176           -       2,275        3,004
     PIS and Cofins (taxes on revenue)               2,134       1,175      15,752        6,001
     Other                                              56          31         786          594
                                                    ------       -----      ------        -----
                                                    10,512       9,447      61,148       66,960
                                                    ======       =====      ======       ======

     Current portion                                 8,680       8,519      46,291       53,958
     Long-term portion                               1,832         928      14,857       13,002

14.  RECEIVABLES - FUEL GAS - CONSOLIDATED

     According to the fuel gas purchase contract entered into by and between the jointly-owned subsidiary Usina Termeletrica de Juiz de Fora S.A. (UTEJF) and Companhia de Gas de Minas Gerais - Gasmig, a volume of 70% of the contracted amount of gas must be paid, whether consumed or not (take or pay), and UTEJF can take the gas over a period of up to 7 years.

     As of December 31, 2004, the amount of R$22,154 (R$14,228 in 2003) has been advanced, corresponding to the equity interest in the jointly-owned subsidiary, equivalent to 163,734 thousand m3 of natural gas. Based on UTEJF management's projections of energy generation starting in the second half of 2005, the jointly-owned subsidiary estimates to consume the prepaid amount of gas within the period the credit is valid.

15.  PREPAID EXPENSES

                                                               Company                Consolidated
                                                            ----------------        ----------------
                                                            2004        2003        2004        2003
                                                            ----        ----        ----        ----

     Regulatory effects of PIS and Cofins (*)
       PIS (December 2002 to December 2004)                1,809           -       7,207           -
       Cofins (February 2004 to December 2004)             3,270           -      16,496           -
     Financial charges                                     3,510       1,521       5,629       4,346
     Recoverable cost variations - Portion A (CVA)         9,039       6,224      41,774      20,260
     Offsetting amount                                     9,228       9,211      12,078      11,986
     Other                                                   552         350       3,742       1,933
                                                          ------      ------      ------      ------
                                                          27,408      17,306      86,926      38,525
                                                          ======      ======      ======      ======

     Current portion                                      11,735       7,182      48,012      23,508
     Long-term portion                                    15,673      10,124      38,914      15,017

     (*) In view of changes introduced by Laws No. 10,833/2003 and No. 10,637/2002, which increased the rate of Cofins (tax on revenue) from 3% to 7.6%, and of PIS (tax on revenue) from 0.65% to 1.65%, CFLCL and its subsidiaries recognized in 2004 the effects of the increase in PIS and Cofins not considered in the tariff adjustment, recorded in long-term assets with a corresponding entry in operating revenue deductions - PIS and Cofins, which were adjusted based on variation of the IGP-M (General Market Price Index). These amounts are pending ratification by ANEEL and will be passed on to tariffs in a maximum period of 36 months.


16.  TAX CREDITS

     These represent tax credits for tax loss carryforwards.

     On July 1, 2002, CVM issued Instruction No. 371/02, which established new criteria for valuation and disclosure of deferred tax credits. In accordance with the provisions contained in said Instruction, the realization of tax credits, Company and consolidated, is estimated as follows:

                                                    Realization of tax credits
                                                  ------------------------------
       Estimated realization                       Company          Consolidated
       ---------------------                       -------          ------------
       2005                                         1,640              24,019
       2006                                         1,260              28,296
       2007                                         2,650              33,941
       2008                                         3,956              36,754
       2009                                         4,571              30,559
       2010                                         5,435               6,093
       2011                                         6,098               6,098
       2012                                         6,419               6,419
       2013                                         7,977               7,977
                                                   ------             -------
       Total recorded                              40,006             180,156
                                                   ======             =======

     In 2002 the jointly-owned subsidiary Usina Termeletrica de Juiz de Fora S.A. - UTEJF recognized income and social contribution tax credits totaling R$9,436, corresponding to the Company's interest in this subsidiary. The jointly-owned subsidiary's losses were primarily due to the fact that approximately 50% of its installed capacity had not been sold. Beginning 2003, UTEJF's total production had already been contracted, which, according to management's studies and projections, will enable the subsidiary to realize the tax credits recorded. The jointly-owned subsidiary has had taxable income since 2003, and has already offset R$3,591 of the tax credit recorded in 2002.

     In accordance with CVM Deliberation No. 273, CFLCL and its subsidiary Energipe recorded tax loss carryforwards and recorded tax credits only on the tax losses generated through June 30, 2002. As the tax losses generated thereafter did not meet the requirements of Instruction No. 371, no tax credits were recognized for the subsequent tax losses in the amounts of R$25,336 (R$6,534 in 2003) and R$38,703 (R$13,980 in 2003), Company and
     consolidated, respectively, which, based on internal estimates, are expected to be realized starting 2013.

     Income and social contribution tax credits (charges) to income, as well as the offset of the tax credits, are set out as follows:


                                                                            Company               Consolidated
                                                                         ----------------        ----------------
     Taxes per statement of income                                       2004        2003        2004        2003
     -----------------------------                                       ----        ----        ----        ----
     Income (loss) before income and social contribution taxes          (20,035)     16,496      44,336      81,274
     Income (expense) from income and social contribution taxes
       calculated at statutory tax rates                                  6,812      (5,608)    (15,074)    (27,633)
     Adjustments:
     Permanent differences - equity in subsidiaries                      12,614      10,831          49         378
     Tax credits not recognized in accordance with
       CVM instruction No. 371                                          (18,802)     (4,905)    (24,723)     (5,024)
     Reduction in income tax and surtax (*)                                   -           -       6,552           -
     Other                                                                 (624)       (318)        909       1,341
                                                                        --------    --------  ----------   ---------
     Income (expense) of deferred income and social contribution
       taxes                                                                   -          -     (32,287)    (30,938)
                                                                        ========    ========  ==========   =========

     Tax credits per balance sheet
     -----------------------------

     Tax loss carryforwards - Income tax                                 49,295      35,572     165,007     148,811
     Tax loss carryforwards - Social contribution tax                    16,047      10,968      53,852      47,544
                                                                        --------    --------  ----------   ---------
     Total                                                               65,342      46,540     218,859     196,355
     Tax credits not recognized in accordance with
       CVM Instruction No. 371                                          (25,336)     (6,534)    (38,703)    (13,980)
                                                                        --------    --------  ----------   ---------
     Total                                                               40,006      40,006     180,156     182,375
                                                                        ========    ========  ==========   =========


     (*) The subsidiaries Saelpa and CELB filed a request with the Northeast Development Agency (ADENE, formerly Sudene) and obtained in 2004 an income tax reduction starting in 2003, through ADENE Reports No. 112 and No. 113/2004 - Saelpa, and No. 094/2004 - CELB.

     The reduction in income tax and surtax due by the subsidiaries for 2003 and 2004 is R$5,819 for Saelpa and R$733 for CELB, which were recorded as Capital Reserve in shareholders' equity of the subsidiaries. The increase in assets of the subsidiaries was recorded by CFLCL as equity in subsidiaries in the statement of operations. 17.

17.  INVESTMENTS


                                                                              Company               Consolidated
                                                                          2004        2003        2004        2003
                                                                          ----        ----        ----        ----
     Investments in subsidiaries/affiliates                             535,526     418,437        148         161
     Goodwill on acquisition of investments                              33,696      34,590          -           -
     Investments stated at cost                                          10,062      10,162     10,399      10,464
     (-) Provision for loss on investments                                 (533)          -       (533)          -
                                                                      ----------  ----------  ----------  ----------
                                                                        578,751     463,189     10,014      10,625
                                                                      ==========  ==========  ==========  ==========


     Information on investments in subsidiaries is as follows:


                                                                                 Cat-Leo  Cataguazes Cat-Leo
                        Energisa         Multipar Multiagro Teleserv  Mcl Cabo   Energia   Serv.     Servicos
                          S.A.     CENF     S.A.    Ltda.    S.A.(1)   S.A. (1)  S.A. (2) Aereos (3)  S.A. (4)     2004      2003
                        --------   ----     ----    -----   --------  --------- --------- ---------   --------     ----      ----
    Capital              755,904   21,000   3,553     5,550    1,140     634       98,966        120    16,889
    Number of
     shares/
     sharequotas
     held (thousand):
       Common             18,991   57,509   3,531         -       38     113      146,870          8    16,889
       Preferred               -        -       1         -       75      15            -         79         -
    Sharequotas                -        -       -     3,700        -       -            -          -         -
    Interest (%)           50.07    59.47   99.96     66.67    99.10   99.42        99.99      72.80     99.99
    Net income
     (loss)               17,974    5,139     417      (354)    (334)      -       23,809         35     1,241
    Shareholders'
     equity
     (deficit)           740,405   39,594   1,106       550   (2,548)    536      122,154        204    16,951
    Equity in
     subsidiaries          9,000    3,056     417      (236)    (331)      -       23,926         26     1,241    37,099   31,857
    Investments          370,721   23,546   1,106       367       -      533      122,154        148    16,951   535,526  418,437


(1) The Company recorded a provision for shareholders' deficit in its subsidiaries Teleserv S.A in the amount of R$2,524 (R$2,193 in 2003), recorded in the account "Other payables" in long-term liabilities and for the investment in MCL Cabo S.A. in the amount of R$533, recorded in the account "Investments".
(2) As mentioned in Note 36, the ownership control of Cat-Leo Energia S.A. is being negotiated with Brascan Energetica S.A., and this operation is expected to be concluded by April 30, 2005.
(3) Affiliated Company - 20% of the voting capital and 72.8% of the total capital.
(4) At the Extraordinary Shareholders' Meeting held on December 28, 2004, the shareholders approved a partial spin-off of the assets not usable in the energy generation of Cat-Leo Energia S.A. These assets were added to the shareholders' equity of Cat-Leo Servicos S.A.

18.  RELATED-PARTY TRANSACTIONS

      Company
      -------
                                                                              2004                     2003
                                                                      ---------------------    ---------------------
      Companies                                                       Assets    Liabilities    Assets    Liabilities
      ---------                                                       ------    -----------    ------    -----------
      Saelpa                                                                -       29,702            -      27,740
      Pbpart Ltda.                                                          -       50,745            -      29,853
      Pbpart SE 2 Ltda.                                                     -       43,872            -      29,301
      Energipe                                                              -       19,959            -      29,436
      Energisa S.A.                                                         -        9,939            -       5,234
      CENF                                                                  -        9,666            -       9,940
      UTEJF                                                                 -        1,732            -           -
      Multipar S.A.                                                         -          283           86           -
      Gipar S.A.                                                            -          725            -         368
      Multisetor Ltda.                                                      -           18            -           9
      Ivan M. Botelho                                                       -           16            -           8
      Fondelec                                                              -        2,118            -       1,059
      The Latin America Energy and Electricity Fund I,L.P                   -        2,558            -       1,279
      Alliant Energy Holdings do Brasil Ltda                                -       17,430            -       8,715
                                                                    ---------    ---------    ---------   ---------
                                                                            -      188,763           86     142,942
                                                                    ---------    ---------    ---------   ---------
      Advance for future capital increase:
         Multiagro Ltda                                                 2,249            -        1,704           -
         Teleserv S.A.                                                 13,228            -       12,749           -
         Telecabo S.A.                                                      -            -        2,072           -
         MCL Cabo S.A.                                                      -            -          470           -
         Cat-Leo Servicos S.A.                                         28,746            -       76,186
                                                                    ---------    ---------    ---------
                                                                                                                  -
                                                                       44,223            -      93,181
                                                                    ---------    ---------    ---------
                                                                                                                  -
      Total                                                            44,223      188,763       93,267     142,942
                                                                    =========    =========    =========   =========
      Other:
         UTEJF (*)                                                          -       56,673            -      44,239
                                                                    =========    =========    =========   =========


     (*)  R$18,831 (R$6,525 in 2003) and R$3,961 (R$9,788 in 2003) are recorded under the caption "Suppliers" in current and long-term liabilities, respectively. R$33,881 (R$10,868 in 2003) are recorded under the caption "Loans and financing" in current liabilities and R$17,058 in 2003 in long-term liabilities.

      The subsidiary Teleserv S.A. sells TV access by subscription and started operations in May 2001. It has reported losses because its level of operations has been lower than is necessary to meet its costs. In 2004, the subsidiary's management implemented a new product to supplement the principal business activity of subscription TV. Based on market projections, including the expected success of this new business segment, management believes that the subsidiary Teleserv S.A. will obtain positive results which will enable to recover the investment of R$13,228 (R$12,749 in 2003) recorded as advance for future capital increase.

                                                                          Liabilities - Consolidated
                                                          -----------------------------------------------------------
                                                                                                           Total
                                                                                                       --------------
                                                                     UTEJF    PBPart
                                                           CFLCL      (*)     SE1 (*)   Energisa       2004      2003
                                                           -----    ------   -------    --------       ----      ----

       Gipar S.A.                                            725         -          -         -          725       368
       Multisetor Ltda.                                       18         -          -         -           18         9
       Ivan M. Botelho                                        16         -          -         -           16         8
       UTE-JF                                                867         -          -    (1,116)        (249)        -
       Fondelec                                            2,118         -          -         -        2,118     1,059
       The Latin America Energy and Electricity Fund
          I,L.P                                            2,558         -          -         -        2,558     1,279
       Alliant Energy Holdings do Brasil Ltda.            17,430    17,471    132,688         -      167,589   158,874
                                                          ------    ------    -------    -------     --------  --------
       Total                                              23,732    17,471    132,688    (1,116)     172,775   161,597
                                                          ======    ======    =======    =======     ========  ========
       Other:
       UTE-JF (**)                                        30,222         -          -         -       30,222    22,118
                                                          ======    ======    =======    =======     ========  ========

     (*)  Advance for future capital increase
     (**) R$10,900 (R$3,262 in 2003) and R$2,417 (R$4,894 in 2003) are recorded under the caption "Suppliers" in current and long-term liabilities, respectively. R$16,940 (R$5,434 in 2003) are recorded under the caption "Loans and financing" in current liabilities and (R$8,528 in 2003) in long-term liabilities.

     Intercompany financing agreements originate from commercial and financial transactions carried out in the normal course of business and are subject to the average market interest rate. In 2004, this rate was CDI (interbank deposit rate) + 6.7% per year, except for the balances with the shareholders: Gipar S.A., Multisetor Ltda., Ivan Muller Botelho, Fondelec, The Latin America Energy and Electricity Fund I, L.P and Alliant Energy Holdings do Brasil Ltda., which refer to retained dividends and are recorded as loans not subject to financial charges.

     Advances for future capital increase are not subject to financial charges.

     Transactions:

     Company
     -------


                                            Cia. de        Empresa                Usina
                                          Electricidade   Energetica    Cat-Leo    Term.               PB         PB
                                            de Nova       de Sergipe    Energia   de Juiz             Part       Part
                                Saelpa      Friburgo         S.A.        S.A.     de Forma   CELB     Ltda.      SE 2       Energisa
                                ------   ---------------  ----------  ----------  --------  --------- --------- ---------   --------
       Provision of
        services                  761           7,221        732         313         103       710       -         -             -
       Purchase of                                                                                                               -
        electric energy             -               -          -     (30,225)     (9,780)        -       -         -
       Equipment lease              -              48          -           -           -       128       -         -             -
       Financial expense       (6,734)         (1,760)    (5,886)          -      (8,677)        -  (6,899)   (6,810)       (2,041)
       Connection cost
        and use                     -             401          -         535         746         -       -         -             -


                                              Total
                                   -------------------------
                                      2004          2003
                                      ----          ----
       Provision of
        services                      9,840         9,087
       Purchase of
        electric energy             (40,005)      (30,504)
       Equipment lease                  176           167
       Financial expense            (38,807)      (30,961)
       Connection cost
        and use                       1,682         1,291

     Consolidated
     ------------


                                                          Gipar S.A.    Itacatu S.A.    Alliant Ltda.      2003
                                                          ----------    ------------    -------------      ----
     Financial expenses                                      2,364          404             7,656         10,424
                                                                                                             ======

     In 2004, there were no transactions in Consolidated that could affect the result for the year.

     CFLCL provided services to its subsidiaries, in the administrative and support areas. These transactions were carried out on usual market terms.


19.  PROPERTY, PLANT AND EQUIPMENT

                                                                      Company                   Consolidated
                                                               ----------------------     --------------------------
                                                                 2004          2003           2004           2003
                                                                 ----          ----           ----           ----
     In service
     ----------
     Production
        Hydroelectric                                            67,029       66,563        211,662         146,417
        Thermoelectric                                                -            -         57,399          57,140
        Transmission system                                      15,223       13,925         23,777          22,050
     Distribution -
        Lines, networks and substations                         262,326      253,083      1,058,767         978,968
        Sales                                                     3,925        3,815         16,170          15,966
        Administration                                           29,326       27,001         93,478          88,136
                                                               --------     --------    -----------     -----------
                                                                377,829      364,387      1,461,253       1,308,677
                                                                -------      -------      ---------       ---------
     Accumulated depreciation
     ------------------------
     Production -
        Hydroelectric                                           (11,826)     (10,312)       (18,839)        (13,798)
        Thermoelectric                                                -            -         (8,352)         (5,603)
        Transmission system                                      (1,967)      (1,592)        (2,451)         (1,867)
     Distribution
        Lines, networks and substations                        (107,741)     (97,083)      (399,596)       (366,971)
     Sales                                                         (896)        (768)        (4,299)         (3,613)
     Administration                                             (14,015)     (11,860)       (38,763)        (32,622)
                                                               --------     --------    -----------     -----------
                                                               (136,445)    (121,615)      (472,300)       (424,474)
                                                                -------      -------     ----------      ----------


     In construction
     ---------------
     Production
        Hydroelectric                                             5,377        4,701         96,708          92,718
        Thermoelectric                                                -            -            891           1,102
        Generation                                                    -            -            406             323
        Transmission system                                         371           20          1,128           2,702
     Distribution
        Lines, networks and substations                           8,009        6,060         60,376          49,211
     Sales                                                           13           88             96             280
     Administration                                               2,432          817          5,783           4,572
                                                              ---------   ----------   ------------    ------------
                                                                 16,202       11,686        165,388         150,908
                                                               --------     --------     ----------      ----------

     Subtotal                                                   257,586      254,458      1,154,341       1,035,111
                                                                -------      -------      ---------       ---------

                                                                      Company                   Consolidated
                                                               ----------------------     --------------------------
                                                                 2004          2003           2004           2003
                                                                 ----          ----           ----           ----

     Goodwill from merged Parent Company                              -            -        538,012         538,012
     Goodwill on subsidiaries                                         -            -        429,328         429,328
     Accumulated amortization                                         -            -        (80,020)        (64,965)
                                                           ------------ ------------    -----------     -----------
     Subtotal                                                         -            -        887,320         902,375
                                                           ------------ ------------     ----------      ----------

     Consumer contributions                                     (78,992)     (76,869)      (170,931)       (142,157)
     Federal government subsidies - CDE                               -            -         (5,737)              -
     Reserve for reversal                                        (1,409)      (1,409)        (1,723)         (1,723)
                                                              ---------    ---------   ------------    ------------
     Special liabilities                                        (80,401)     (78,278)      (178,391)       (143,880)
                                                               --------     --------     ----------      ----------

     Total                                                      177,185      176,180      1,863,270       1,763,606
                                                                =======      =======      =========       =========

     Assets and installations used in the generation, transmission, distribution and sale of electric energy are linked to these services and cannot be retired, sold or pledged as mortgage guarantees without the prior and express authorization of the competent authorities. ANEEL Resolution No. 20/99 regulates the disposal of electric energy utility concession assets, giving prior authorization for disposing assets not usable in the concession, when intended for sale, and determining that the proceeds from the sale be deposited in a restricted bank account, and invested in the concession.

     Consumer contributions represent the share of third parties in construction work for electric energy supply in areas not included in expansion projects of the electric energy concessionaires.

     Federal government subsidies are derived from the Power Development Account
     (CDE) and used in the "Light for All" Program.

     The reserve for reversal, recorded up to December 31, 1971, represents the amount of resources derived from the reversal fund, which were invested in expansion projects of CFLCL and its subsidiary Energipe, subject to annual interest of 5% paid on a monthly basis.

     The principal depreciation rates by macroactivity, according to ANEEL Resolution No. 44, of March 17, 1999, are as follows:

                                                                           Annual depreciation (%)
                                                      ------------------------------------------------------------
                                                                                                      Central
                                                      Production      Distribution       Sales     administration
                                                      ----------      ------------       -----     --------------
     Water intake equipment                                3.7              -             -              -
     Water intake structure                                3.7              -             -              -
     Reservoir, dams and waterways                         2.0              -             -              -
     Hydraulic turbine                                     2.5              -             -              -
     Gas turbine                                           5.0              -             -              -
     Generator                                             3.3              -             -              -
     Building (powerhouse)                                 2.0              -             -              -
     Switches and capacitors                                -              6.7            -              -
     Conductor                                              -              5.0            -              -
     Structure (post, tower)                                -              5.0            -              -
     Tension regulator                                      -              4.8            -              -
     Transformer                                            -              5.0            -              -
     Reconnector                                            -              4.3            -              -
     Street light fixtures                                  -              7.7            -              -
     Buildings and improvements                             -              4.0           4.0            4.0
     General equipment                                    10.0             10.0         10.0           10.0
     Vehicles                                             20.0             20.0         20.0           20.0

     According to Instruction No. 6.3.10, item 4, of the Accounting Manual for the Electric Energy Sector and CVM Instruction No. 193, of July 11, 1996, the following amounts were transferred to property, plant and equipment, under the captions "Production" and "Distribution":

                                                                    Company                   Consolidated
                                                              -------------------         ----------------------
                                                               2004         2003           2004            2003
                                                               ----         ----           ----            ----
     Financial charges recorded in income                       74,025       84,767       224,840          241,176
     (-) Transfer to property, plant and equipment in
           progress                                               (981)      (2,417)       (7,031)         (17,848)
                                                                -------      -------      --------         --------
     Net effect on income                                       73,044       82,350       217,809          223,328
                                                                ======       ======       =======          =======

     Goodwill on acquisition of investments
     --------------------------------------

     The goodwill paid on the acquisitions of CENF, Energipe, Saelpa and Celb is being amortized over the concession period based on a profitability curve projected for these subsidiaries. As of December 31, 2004, such goodwill amortization is estimated as follows:

     Amortization period                                                             Company        Consolidated
     -------------------                                                             -------        ------------
     2005 to 2006                                                                      2,606             44,303
     2007 to 2008                                                                      3,637             59,594
     2009 to 2010                                                                      5,000             67,640
     2011 to 2012                                                                      6,309             80,290
     2013 to 2014                                                                      6,457             83,880
     2015 to 2016                                                                      6,457             85,937
     2017 and thereafter                                                               3,230            465,676
                                                                                     -------            -------
     Total                                                                            33,696            887,320
                                                                                     =======            =======

     Classified as:
     Investment                                                                       33,696                  -
     Property, plant and equipment                                                         -            887,320

     National Universalization and "Light for All" Program
     -----------------------------------------------------

     ANEEL, through Resolution No. 223 of April 29, 2003, amended by Resolution No. 52 of March 25, 2004, established the general conditions for preparation of Electric Power Universalization Plans for the purpose of serving new consumer units, in accordance with articles 14 and 15 of Law No. 10,438 of April 26, 2002, which defined the responsibilities of electric power distribution concessionaires and permittees. Law No. 10,762 of November 11, 2003 changed the priority that municipalities have in services, establishing priority for municipalities with lower levels of electrification and limited these services only to new units with low-tension connections (under 2.3 kV) and installed load of up to 50 kW.

     In 2004, Companhia Forca e Luz Cataguazes-Leopoldina made efforts to serve all the population in its concession area, and reached a rate of service to urban populations of 99.98%. The Company's expectation is to electrify the entire urban area served by it by the end of 2005.

     In the rural areas served by the Company, in 2004 properties under the National Plan for Universalization of Electric Power Access and Use were electrified, increasing rural electrification rate to 87.98%. The expectation is that, through the "Light for All" Program, relating to the specific universalization plan for rural areas, 100% of rural properties will be electrified by the end of 2006.

     The universalization of the electric energy services in the concession area of the subsidiary CENF will be achieved in 2005, with the adoption by the subsidiary of the "Light for All" Program, according to an agreement signed between CENF, the federal government and the Rio de Janeiro state government. Currently, the universalization rate in the area served by CENF is 99.8%, that is, 98.2% in rural area and 100% in urban areas.

      The subsidiary Energipe, which serves a large portion of the state of Sergipe, as well the subsdiaries Saelpa and CELB, which serve the entire state of Paraiba, submitted to ANEEL, in September 2003, their respective Electric Power Universalization Plans to be implemented in the period from January 1 to December 31, 2004. The universalization plans for the 2005-2008 period were submitted on September 15, 2004. The plans for subsequent periods will be submitted by March 31, 2005.

      ANEEL, through the Regulatory Superintendency of Electricity Sales, published, on June 25, 2004, Technical Note No. 043/2004, approving CELB's Universalization Plan and, on August 5, 2004, Technical Notes No. 099/2004 and No. 101/2004, approving the Plans of Energipe and Saelpa, respectively.

      Concurrently, through Presidential Decree No. 4873, of November 11, 2003, the federal government introduced, under the coordination of the Ministry of Mines and Power (MME) and with the participation of Centrais Eletricas Brasileiras S/A - Eletrobras and the companies of the Eletrobras system, the "LIGHT FOR ALL" Program, designed to provide access, by 2008, to electric energy service for the portion of the Brazilian rural population that does not yet have access to this public service. According to article 2 of said Decree, the Program will be funded by the Power Development Account (CDE), introduced as an economic subsidy by Law No. 10,438, of April 26, 2002, and the Global Reserve for Reversion (RGR) introduced by Law No. 5655 of May 20, 1971, from electric energy sector agents, state and municipal governments and other. Ministerial Rule No. 38, issued on March 9, 2004, published the Operation Manual of the "Light for All" Program, and was revoked by Administrative Rule No. 447, of December 31, 2004, which approved the review of the Operation Manual. This Manual contains the technical and financial criteria, procedures and priorities of Said Program.

      It was then necessary to adjust the Plans, in order to serve all properties in the urban and rural areas, since said legal documents had different electrification priority criteria.

      In 2004, the aforementioned distribution companies signed agreements with the Ministry of Mines and Power (MME) and the respective state governments, with participation of ANEEL and Eletrobras, to establish assumptions for the implementation of the "LIGHT FOR ALL" Program, with respect to financial resources and targets. Participation percentages, year of completion of the plans, amounts to be invested and number of consumers are as follows:

     Participations %                            CFLCL       CENF      Energipe       CELB      Saelpa     Total
     ----------------                            -----       ----      --------       ----      ------     -----
     State government                              10        33            30          20          20         -
     Federal government - CDE                      41        10            50          55          55         -
     Distribution company - RGR                    34        42             5          10          10         -
     Distribution company - own resources
                                                   15        15            15          15          15         -

     Year of completion                          2006      2005          2006        2005        2008         -
     R$ million to invest                        17,1       1,5          85,0        10,4       162,1     276,1
     Consumers to serve                         5,631       404        22,393       2,850      44,100    75,378

     With respect to urban universalization, the period for completion is longer than that of rural universalization, as shown below, and the total funds to be invested in the urban area will be the responsibility of the distribution companies. Approximate amounts and number of consumers to serve are as follows:

     Companies                                   CFLCL       CENF      Energipe     Saelpa       CELB       Total
     ---------                                   -----       ----      --------     ------       ----       -----
     Year of completion                            2006       2005         2013        2013       2006           -
     R$ million to invest                           8,0          -          6,0         7,5        0,3        21,8
     Consumers to serve                           1,408          -        6,018       8,206        309      15,941

20.  DEFERRED CHARGES

                                                                         Company                  Consolidated
                                                                 -----------------------    -----------------------
                                                                   2004          2003         2004          2003
                                                                   ----          ----         ----          ----
     Software acquisition cost                                     2,955         1,739        10,492        6,202
     Accumulated amortization                                       (880)         (486)       (1,480)      (1,060)
                                                                  ------        ------       -------        ------
     Total                                                         2,075         1,253         9,012        5,142
                                                                  ======        ======       =======        ======



21.      SUPPLIERS

                                                                       Company                  Consolidated
                                                                 -----------------------    -----------------------
                                                                   2004          2003         2004          2003
                                                                   ----          ----         ----          ----
     CURRENT
     Supply
        Chesf                                                          -             -       54,526        78,884
        Furnas                                                     3,272         7,600        3,272         7,600
        AMPLA                                                          -             -        1,908         3,108
        Bilateral contracts                                       17,424        25,481       36,174        30,980
     Free energy                                                     279         2,534       31,262        20,511
     Use of basic network                                            613           912        9,074         8,194
     Network connection                                                -             -          777           471
     Use of distribution system (CUSD)                               571           296        1,888           929
     Materials and services                                        4,638         3,647       29,474        13,681
     Gasmig/Petrobras - Compensation portion                           -             -       12,078        11,986
                                                              ----------    ----------    ---------       -------
     Other                                                            99           546        1,111         1,403
                                                              ----------    ----------    ---------       -------
                                                                  26,896        41,016      181,544       177,747
                                                              ----------    ----------    ---------       -------
     LONG-TERM
     Supply
        Bilateral contracts                                       13,188         9,788        9,723         5,973
        Free energy                                                    -             -       27,156        40,284
        Provision recorded (*)                                         -             -        (632)             -
     Gasmig/Petrobras - financing                                      -                     18,132        18,132
                                                              ----------    ----------    ---------       --------
                                                                  13,188         9,788       54,379        64,389
                                                              ----------    ----------    ---------       -------
     Total                                                        40,084        50,804      235,923       242,136
                                                              ==========    ==========    =========       =======

     (*) See Note 8.

     Gasmig/Petrobras compensation portion
     -------------------------------------

     The natural gas purchase contract signed between the jointly-owned subsidiary Usina Termeletrica de Juiz de Fora S.A. ("UTEJF") and Gasmig/Petrobras stipulates that the compensation portion corresponding to annual exchange variations between price adjustment periods, will be passed on the gas tariff in subsequent annual adjustments. Thus, the legislation and rules applicable to thermoelectric power plants included in the Thermoeletric Power Priority Program allow those power producers to pass on to energy tariffs the effect of cost increase resulting from such exchange variation.

     According to ANEEL, the amounts to be passed on to the distribution companies' energy tariffs depend on several aspects, including: (a) the plant that backs the energy sale contract must be operational; and (b) the passing on of costs depends principally on the validation of the data by the National Petroleum Agency (ANP), according to Interministerial Rule No. 234, of July 22, 2002.

     As of December 31, 2004, the jointly-owned subsidiary incurred costs, not paid yet, related to the offsetting balance due to Gasmig/Petrobras in the amount of R$12,078 (R$11,986 in 2003). This liability was recorded with a corresponding entry of amounts receivable from the Cataguazes-Leopoldina distribution companies, buyers of energy from UTEJF, which recognized the liability against the recoverable cost variations - Portion A (CVA) (prepaid expenses - current assets).

     As mentioned above, the passing on of costs of the compensation portion to the energy tariff of the distribution companies CFLCL, CENF, Energipe, Saelpa and CELB depends on the validation of the calculations by the ANP and final ratification of the CVA by ANEEL.

     Based on prevailing legislation, the companies' management understands that the payable of UTEJF to Gasmig/Petrobras will only be settled after regulators ratify the passing on of said costs to the distribution companies' energy tariffs.


22.  LOANS AND FINANCING


                                                                                 Controladora       Consolidado
                                                                                ---------------    ----------------
                                                                                 2004     2003      2004     2003
                                                                                 ----     ----      ----     ----
     In local currency, interest of up to 7% p.a. and monetary restatement
       based on TJLP (Finame, Banese and BNDES) (*)                             32,519   42,869   500,507  517,852
     In local currency, interest of 1% p.a. and monetary restatement based
       on Selic (BNDES)                                                          1,795    2,038    70,709   74,999
     In local currency, interest of up to 8% p.a. and Finel variation, RGR
       (Eletrobras)                                                             13,337   13,951    21,400   24,664
     In local currency, interest of up to 10% p.a. and monetary restatement
       based on IGP-DI variation (Inergus)                                           -        -    14,862   15,794
     In local currency, interest of 1% p.m. and monetary restatement based
       on TR and INPC variation (Funasa)                                             -        -     3,910    6,155
     In local currency, interest of 1.7% to 15.39% p.a. above CDI (Banks:
       Mercantil, Rural, Schahin, ABC Brasil, Itau, HSBC, BBM, Brascan, Bic
       Banco, Bradesco, BVA, Santos, Sofisa, Banif Primus, BMC, Pine, Fibra,
       Guanabara, Daycoval, Cruzeiro do Sul, Banco do Nordeste, Santander
       and Lemon Bank)                                                          75,846   64,515   289,638  210,832
     In local currency, interest of 4.5% p.a. and monetary restatement based
       on UMBND variation (BNDES)                                                    -             55,527   63,885
     In local currency, interest of 0.75% p.m. and monetary restatement
       based on TBF variation (Banese)                                               -        -     4,406    4,402
     In local currency, interest of up to 5% p.a. and monetary restatement
       above Selic (Banco BNL)                                                   2,502    3,208     2,502    3,208
     In local currency, interest of up to 102.5% p.a. of variation of the
       CDI (Banco Itau BBA S.A).                                                82,331        -    82,331        -
                                                                                ------   ------    ------   ------
     Total local currency                                                      208,330  126,581  1,045,792 921,791
     In foreign currency (US$), interest of 7.255% p.a. and exchange
       variation (Unibanco and Banco Real)                                           -        -     7,744   10,836
                                                                                ------   ------    ------   ------
     Total                                                                     208,330  126,581  1,053,536 932,627
                                                                               =======  =======  ========= =======

     Current portion                                                           163,871   48,649   582,879  258,177
     Long-term portion                                                          44,459   77,932   470,657  674,450

      (*)Financing obtained from the BNDES includes:
          o R$32,450 (R$42,718 in 2003) obtained by CFLCL for electric energy transmission, distribution and generation activities in its concession area;
          o R$54,230 (R$52,628 in 2003) obtained by Pbpart Ltda. for acquisition of the ownership control of CELB;
          o R$1,857 (R$12,538 in 2003) obtained by Pbpart SE 2 Ltda. and R$219,336 (R$212,880 in 2003) obtained by Energipe for acquisition of the ownership control of Saelpa;
          o The subsidiary Energipe also obtained financing for its operating activities from the BNDES, in the amount of R$108,488 (R$113,689 in 2003);
          o R$76,001 (R$74,347 in 2003) obtained by Cat-Leo Energia to finance the construction of five small hydroelectric power plants; and
          o R$7,785 (R$8,199 in 2003) obtained by the jointly-owned subsidiary UTEJF to finance the implementation of the natural gas thermoelectric plant.

     This financing is collateralized by the financed shares and all common and preferred shares of Companhia de Eletricidade de Nova Friburgo (CENF) held by CFLCL.

     Additionally, the agreements made by Pbpart Ltda., Energipe, Cat-Leo Energia S.A. and UTE-JF with BNDES contain restrictive covenants which, in general, require the Companies to maintain certain financial ratios. Noncompliance with these covenants can result in the accelerated maturity of debts. As of December 31, 2004, the Companies were in compliance with the restrictive covenants.

     Financing obtained from other financial institutions is collateralized by the revenues of the Company and its subsidiaries. Financing obtained from Finame, the Government Agency for Machinery and Equipment Financing, is guaranteed by the equipment financed.

      The agreements of Cat-Leo Energia S.A. and UTE-JF also provide for maintenance of minimum amounts in a financial investment account linked to the payment of interest charges (Cat-Leo 12 and UTEJF 1.4). As of December 31, 2004, the balance held for payment of interest to BNDES, was reported under the caption "Temporary cash investments" in current assets, at R$16,786, in the consolidated balance sheet.

     The principal indicators used to restate loans and financing had the following variations in the year:

     Current/indicators                              2004            2003
     ------------------                              ----            ----

     US$ x R$                                       -8.13%         -18.23%
     TJLP                                            9.81%          11.50%
     SELIC                                          16.25%          23.35%
     Finel                                           2.48%           1.70%
     TR                                              1.82%           4.65%
     CDI                                            16.17%          23.25%
     UMBND                                          -7.40%         -15.69%
     IGPM                                           12.42%           8.69%
     INPC                                            6.13%          10.38%
     TBF                                            15.61%          22.42%
     IGPDI                                          12.95%           7.66%

      Long-term financing matures as follows:

                                                           2004
                                                 ---------------------------
                                                  Company       Consolidated
                                                  -------       ------------

       2006                                        25,918          212,712
       2007                                        10,267          129,632
       2008                                           714           22,615
       2009                                           714           17,765
       2010                                           715           13,458
       After 2010                                   6,131           74,475
                                                    -----           ------
                                                   44,459          470,657
                                                   ======          =======

23.      DEBENTURES

      Main characteristics of debentures:

                               3rd issue                        4th issue                       6th issue
                         ----------------------       -------------------------------     ---------------------
  Series                 1st series  2nd series       1st series           2nd series     1st series 2nd series
  ------                 ----------  ----------       ----------           ----------     ---------- ----------
  Issue type              Public      Public           Public               Public          Public     Public
  Issue date            08/01/1997  08/01/1997       12/08/1997           12/08/1997      07/15/2003 07/15/2003
  Maturity              02/01/2005  02/01/2006       12/08/2007           12/08/2007      06/06/2006 01/15/2008
  Guarantee              Floating    Floating          Actual               Actual         Floating   Floating
  Yield                  TJLP +4%    TJLP +4%      TJLP + 5.5% PA.      TJLP + 2.5% PA.   CDI + 4.5%   CDI + 4.5%
                            PA.         PA.                                                     PA          PA
  Number of debentures      3,000       2,500              663,609            1,067,696         110         20
  Amount on issue date     30,000      25,000               33,180               53,385       1,000      1,000
  Debentures outstanding    3,000       2,500              663,609            1,067,696         110         20
  Number of installments     14          14      5 annual  installments                   30 monthly   48 monthly
                         semiannual  semiannual  corresponding to  20% of
                                                 the nominal value on the
                                                 issue date, plus capitalized
                                                 portion of TJLP and interest;
                                                 the 1st one matures at
                                                 the end of the 6th year after
                                                 the issue
  Balances as of
  12/31/2004               5,387      12,280           27,690               44,475         74,901     17,023
     Current portion       5,387       7,967            9,358               14,979         50,179      5,785
     Long-term portion       -         4,313           18,332               29,496         24,722     11,238


     The 6th issue debentures contain restrictive covenants that, in general, require that certain financial ratios be maintained. According to the terms of the 6th issue debenture indenture, noncompliance with such ratios will result in an increase in financial charges at the rate of 1% per year in the quarter following that in which noncompliance occurs. If the Company achieves compliance with required ratios within 90 days, said increase will not apply. If noncompliance with ratios remains, said increase will remain for another 90 days and, after that period, the trustee can accelerate maturity of the debentures. As of December 31, 2004, the Company was not compliant with some of the ratios set forth in the indenture. Based on its financial projections, management expects to comply with said ratios.


24.  TAXES IN INSTALLMENTS

     On July 31, 2003, CFLCL and its subsidiaries CENF, Energipe, Cat-Leo, CELB and Saelpa adopted PAES, an installment payment plan for taxes established by Law No. 10,684 of May 30, 2003, which allowed them to divide into up to 180 installments the payment of debts due until February 28, 2003 to the Federal Revenue Service, Office of the Attorney-General of the Public Finances, and National Institute of Social Security (INSS). CFLCL and its subsidiaries Energipe, CELB and Saelpa and UTEJF also entered into installment plans for their ICMS (state VAT) debts with the state governments. As of December 31, 2004, these debts total R$13,074 (R$22,569 in 2003), Company, and R$175,449 (R$184,495 in 2003), consolidated.
     Maturities are as follows:

      Year                                     Company         Consolidated
                                               -------         ------------

      2005                                         4,681            25,594
      2006                                         1,109            21,744
      2007                                         1,109            21,490
      2008                                         1,109            20,876
      After 2008                                   5,066            85,745
                                                 -------          --------
      Total                                       13,074           175,449
                                                 =======          ========

      Current portion                              4,681            25,594
      Long-term portion                            8,393           149,855

25.  SHAREHOLDERS' EQUITY - COMPANY

     Capital
     -------

     Subscribed and paid-up capital is represented by 51,218,232,398 common shares, 82,392,170,239 Class A preferred shares and 253,492,770 Class B preferred shares, without par value. Class A preferred shares are nonvoting but have priority in the redemption of capital in the event of Company's liquidation and in the payment of annual minimum dividends of 10%. Class B preferred shares are nonvoting but have priority in the payment of annual fixed dividends of 6%.

     At the meeting held on May 25, 2000, the Board of Directors authorized the acquisition of up to 200,000,000 common shares, 2,700,000,000 class A preferred shares and 25,000,000 class B preferred shares issued by the Company, for treasury and subsequent sale. As of December 31, 2004, the Company acquired 173,697,043 (16,554,955 in 2003) common shares and 2,608,274,448 (2,608,274,448 in 2003) class A preferred shares, which are recorded under the caption "Treasury stock" in shareholders' equity in the amount of R$5,653 (R$5,244 in 2003).

     At the Extraordinary Shareholders' Meeting held on December 9, 2003, the following resolutions were approved by a majority of the Company's shareholders: 1) absorption of accumulated deficit by capital stock in the amount of R$74,358, based on the special balance sheet as of September 30, 2003, without any change in the number of shares; 2) right of preferred shares, regardless of class, to cumulative dividends related to fiscal years 2003 and 2004; and 3) possibility of using capital reserves to pay these cumulative dividends in the year in which profits are insufficient for this purpose.

     At the Annual Shareholders' Meeting held on April 30, 2004, the Company's shareholders approved by majority vote, among other resolutions, the management accounts and the financial statements for the year ended December 31, 2003.

     The minority shareholders of FondElec Essential Services Growth Fund L.P and The Latin America Energy and Electricity Fund I, L.P, both managed by FondElec Capital Advisors and Alliant Energy Holdings do Brasil, all of which are signatories of the Shareholders' Agreement on file at this Company, filed several lawsuits and appeals with the state and federal courts seeking to cancel the resolutions of said Extraordinary and Annual Shareholders' Meetings. They obtained, on a provisional basis, such cancellation at the lower court. The Company and its Parent Companies Gipar S.A. and Itacatu S.A. filed several appeals to uphold the resolutions of said Annual and Extraordinary Shareholders' Meetings. The appeals were judged valid by the 18th Civil Court of the State of Rio de Janeiro and by the 6th Panel, by the 2nd Court Division Judges and Reporting Judges of injunctions filed against the 6th Panel and the Reporting Judge of the 2nd Division of the 2nd Region Federal Court, respectively, thus fully upholding the resolutions of the Extraordinary and Annual Shareholders' Meetings. In September 2004, the CVM Joint Board also issued decisions upholding the legality of the corporate changes made. However, if the final court decisions are against the resolutions of said Meetings, the related accounting entries must be revised.

     Profit Reserves
     ---------------

     According to the bylaws, 5% of net income for the year after offset of accumulated deficit must be allocated to a legal reserve, and 30% of net income for the year, limited to 80% of capital, must be allocated to a statutory reserve, for the expansion and renovation of facilities and investments.

     In 2003, the Company retained profits in the amount of R$32,157, for use in investments, as per capital budgets approved at the General Meeting.

     Dividends
     ---------

     In accordance with article 13 of the Company's bylaws, in 2004 management accrued the payment of cumulative dividends in the amount of R$16,723, with funds from the profit reserve (R$13,692) and capital reserve (R$3,031), corresponding to R$0.2092 per thousand class A preferred shares, and R$0.1255 per thousand class B preferred shares.

     Please note that 68.33% of the amount payable will be recorded in long-term liabilities under the caption "Subsidiaries and related parties" due to its subordination to the 6th issue debenture indenture.

     Dividends were calculated as follows:

                                                           Capital     Dividendos
                                                            social     R$/mil acoes       Dividendos        %
                                                            ------     ------------       ----------        -
     Class A preferred shares                               172,323       0.2092            17,236          10
     Class B preferred shares                                   530       0.1255                31          6
                                                                                           -------
                                                                                            17,267
     (-) Portion related to treasury stock                                                    (546)
                                                                                           -------
                                                                                            16,723
                                                                                           =======

26.  ELECTRICITY SALES TO FINAL CONSUMERS

     a)   Company

                                                           Unaudited
                                           -----------------------------------------
                                              Number of
                                              consumers                 MWh                    R$
                                            ----------------   ----------------------   -----------------
                                            2004      2003       2004         2003       2004      2003
                                            ----      ----       ----         ----       ----      ----

   Residential                             232,004   225,237     295,615     296,621    131,703   108,909
   Industrial                                3,277     3,228     299,323     315,614     68,762    60,127
   Commercial                               26,860    26,473     132,052     131,918     49,823    40,649
   Rural                                    40,408    39,401     109,133     105,923     27,328    21,748
   Public sector:
      Federal                                   44        42         307         301        118       238
      State                                    388       381       6,483       6,361      1,047     1,788
      Municipal                              2,406     2,362      13,655      13,397      6,497     4,175
   Public lighting                             235       223      59,055      58,712     13,151    10,465
   Public service                              503       473      30,741      31,428      7,511     6,205
   Own consumption                             131       140       2,256       2,079          -         -
                                           -------   -------     -------     -------    -------   -------
   Subtotal                                306,256   297,960     948,620     962,354    305,940   254,304
   Energy sold - MAE adjustment                  -         -           -           -          -    (1,383)
   Electric energy supply                        -         -     115,479      12,806      4,041       108
   Unbilled sales (net)                          -         -       1,169      (1,637)       964       965
   Other billed services                         -         -           -           -     22,186    18,207
                                         ---------   -------   ---------     -------    -------   --------
   Total                                   306,256   297,960   1,065,268     973,523    333,131   272,201
                                         =========   =======   =========     =======    =======   =======

The electricity sales shown above include ICMS (state VAT) in the amount of R$62,232 (R$53,529 in 2003).


                                                    Unaudited
                                    ---------------------------------------------
                                    Number of consumers
                                            (*)                         MWh                   R$
                                    --------------------   -----------------------   ---------------------
                                       2004        2003        2004         2003        2004       2003
                                       ----        ----        ----         ----        ----       ----

   Residential                      1,553,630   1,502,933   1,756,759    1,705,403     603,940     491,057
   Industrial                          11,397      11,485   1,838,820    2,122,354     332,049     307,795
   Commercial                         132,088     130,106     877,109      858,640     281,614     224,975
   Rural                              117,397     106,184     327,754      303,660      60,137      46,503
   Public sector:
      Federal                             719         701      59,043       56,487      24,104      19,581
      State                             7,223       7,048      92,103       88,243      27,168      22,731
      Municipal                        12,713      12,484      89,194       85,202      22,073      16,598
   Public lighting                      1,379       1,266     339,108      338,687      59,491      49,575
   Public service                       1,629       1,640     311,617      323,748      54,505      45,753
   Own consumption                        314         319       8,636        8,510           -           -
                                    ---------   ---------   ---------    ---------   ---------   ---------
   Subtotal                         1,838,489   1,774,166   5,700,143    5,890,934   1,465,081   1,224,568
   Energy sold - MAE adjustment             -           -           -            -           -      (1,383)
   Electric energy supply                   7           3     792,581      585,812      74,795      49,972
   Unbilled services (net)                  -           -       7,493        5,537       5,275       7,429
   Tariff adjustment difference             -           -           -            -       6,339      10,900
   Other billed services                    -           -           -            -      67,657      24,465
                                    ---------   ---------   ---------    ---------   ---------   ---------
   Total                            1,838,496   1,774,169   6,500,217    6,482,283   1,619,147   1,315,951
                                    =========   =========   =========    =========   =========   =========

   (*) Sum of CFLCL, Energipe, CELB, Saelpa and CENF consumers.

   The electricity sales shown above includes ICMS (state VAT) in the amount of R$291,155 (R$237,074 in 2003).

27.  OPERATING EXPENSES

     Operating costs and expenses shown in the statement of operations are composed of:

                                                                         Company
                                      ----------------------------------------------------------------------------
                                              Cost of service           Operating expenses
                                      --------------------------------- ------------------
                                                              Provide             General              Total
                                       Cost of      Cost of   to third             and         -------------------
     Nature                           electricity  operation  parties   Selling    admin.         2004       2003
     ------                           -----------  ---------- --------- -------   -------         ----       ----

     Electricity purchased for resale    102,293        -           -         -         -        102,293    77,753
     Electricity network usage
       charges                            10,956        -           -         -         -         10,956     4,851
     Personnel and management                  -    9,098         853     2,539    13,668         26,158    25,234
     Pension plan                              -      135           -        33       169            337       357
     Material                                  -    1,896         591       639       905          4,031     3,297
     Outside services                          -    2,333         719     1,579    12,877         17,508     9,712
     Compensation for use of water
       resources                               -      357           -         -         -            357       240
     Depreciation and amortization             -   13,321           -       131       960         14,412    13,593
     Allowance for doubtful accounts           -        -           -     4,345         -          4,345     3,374
     Provision for contingencies               -       53           -         -      (285)          (232)      201
     Power development account (CDE)           -    5,929           -         -         -          5,929     2,307
     Fuel usage quota (CCC)                    -    8,265           -         -         -          8,265     7,861

     Other                                     -    1,502         322     1,546     3,831          7,201      6,653
                                         -------   ------       -----    ------    ------        -------   -------
                                         113,249   42,889       2,485    10,812    32,125        201,560   155,433
                                         =======   ======       =====    ======    ======        =======   =======


                                                                      Consolidated
                                       ---------------------------------------------------------------------------
                                              Cost of service          Operating expenses
                                       ------------------------------  -------------------
                                                              Provide              General            Total
                                       Cost of     Cost of   to third                and        -----------------
     Nature                           electricity operation   parties  Selling     admin.        2004       2003
     ------                           ---------------------  --------- --------    -------       ----       ----

     Electricity purchased for resale    425,520        -           -         -         -        425,520   401,064
     Electricity network usage
       charges                            86,007        -           -         -         -         86,007    66,689
     Personnel and management                  -   40,572       8,121    20,417    45,013        114,123    93,527
     Pension plan                              -    9,414          25     2,402     2,367         14,208     3,666
     Material                                  -    6,821       4,865     4,438     1,546         17,670    14,546
     Outside services                          -   18,504           -         -         -         18,504    18,916
     Compensation for use of water
       resources                               -   11,316       4,134     9,491    39,392         64,333    49,272
     Depreciation and amortization             -      357           -         -         -            357       240
     Allowance for doubtful accounts           -   55,882          38       274     3,973         60,167    55,213
     Provision for contingencies               -        -           -    19,420         -         19,420    (2,032)

     Power development account (CDE)           -    7,150           -         -     6,614         13,764     1,837
     Fuel usage quota (CCC)                    -   12,848           -         -         -         12,848     5,362
     Other                                     -   52,617           -         -         -         52,617    37,333


                                               -    9,198           -     6,890    13,025         29,113    20,930
                                         -------  -------      ------    ------   -------        -------   --------
                                         511,527  224,679      17,183    63,332   111,930        928,651   766,563
                                         =======  =======      ======    ======   =======        =======   =======

28.  MANAGEMENT COMPENSATION

     Personnel expenses includes management compensation in the amount of R$1,483 (R$1,618 in 2003), Company, and R$6,879 (R$4,933 in 2003),
     consolidated.

29.  PROVISION FOR CONTINGENCIES

     a)   Company

                                                    2004                                      2003
                                    -------------------------------------    --------------------------------------
                                              Provision                               Provision
                                    --------------------------    Escrow     -------------------------     Escrow
   Contingency                      In the year    Accumulated   deposits    In the year   Accumulated    deposits
   -----------                      -----------    -----------   --------    -----------   -----------    --------

    Long-term:
    Labor                               465          1,170         499           (73)          705         474
    Civil                              (393)         1,101           -           279         1,494           -
    Tax                                (304)           600           -            (5)          904           -
                                        ---         ------         ---           ----        -----        ----
    Total                              (232)         2,871         499           201         3,103         474
                                       =====         =====         ===           ===         =====         ===


     The reversal of the provision in the amount of R$232 and the increase in the provision in the amount of R$201 in 2003 are recorded as "Provision for contingencies".

  b) Consolidated

                                             2004                                     2003
                             -------------------------------------    ------------------------------------
                                     Provision                                Provision
                             --------------------------    Escrow     -------------------------     Escrow
    Contingency              In the year    Accumulated   deposits    In the year   Accumulated    deposits
    -----------              -----------    -----------   --------    -----------   -----------    --------

    Long-term:
    Labor                     12,586         49,993        49,521       4,185        37,407      30,849
    Civil                      4,629         36,573         6,584       2,187        31,944       4,115
    Tax                        2,076         22,735         4,128     (19,090)       20,659       4,419
                             -------        -------        -------    --------       -------     ------
    Total                     19,291        109,301        60,233     (12,718)       90,010      39,383
                              ======        =======        ======      ======        ======      ======


     In 2004, of the R$19,291 increase in the provision, R$5,527 is classified as "Other financial expenses" and R$13,764 as "Provision for contingencies".

     In 2003, R$14,449 was reclassified to the account "Taxes payable" in long-term liabilities, R$106 as reversal of adjustment recorded in "Other financial expenses", and R$1,837 of increase in "Provision for contingencies".

     o    Labor contingencies

          In 2004, the ongoing labor claims were analyzed by independent legal advisors, who indicated the need for an additional provision to cover probable losses. Most lawsuits are related to overtime pay, salary equalization, FGTS (severance pay fund) and contractual/legal claims.

     o    Civil

          Civil lawsuits are related principally to indemnities for pain and suffering/material damages and consumer claims, involving electricity bills. There are also lawsuits filed by consumers seeking recovery of amounts paid to the Company and its subsidiaries for increase in tariffs based on DNAEE Rules No. 38 and No. 45 during the "Cruzado" economic plan in 1986. A provision has been recorded for the difference amount paid at that time.

     o    Tax

          Refers basically to the provision for Cofins. In addition to this tax, tax contingencies of CELB involve discussions related principally to INSS, PIS/PASEP, ISS, ICMS and CSLL. The tax payments are suspended because administrative proceedings or tax collection lawsuits are in progress.

          Management understands that all provisions recorded are sufficient to cover potential losses on ongoing lawsuits. Based on the opinion of its legal counsel, provisions were recorded for all lawsuits in which the chance of success was assessed as remote for CFLCL and its subsidiaries.

          Additionally, there are ongoing labor, civil and tax lawsuits totaling R$615 (R$129 in 2003), Company, and R$23,457 (R$21,258 in 2003),
          consolidated, for which the chance of a successful outcome was assessed as possible, not requiring any provision.

     ICMS on low-income consumer subsidies
     -------------------------------------

     Confaz (National Council of Fiscal Policy) Agreement No. 79/04, published in the Official Gazette of September 30, 2004, authorizes the states of Minas Gerais, Rio de Janeiro and Paraiba, among others, not to collect fines and interest on the ICMS levied on the economic subsidy granted to residential low-income consumers for the period from May 1, 2002 to December 31, 2004 (Minas Gerais) and August 31, 2004 (Rio de Janeiro and Paraiba). The state of Sergipe did not sign this agreement. Based on the legal counsel's opinion that the chance of success is possible, management did not record a provision for this contingency. On a conservative basis, CFLCL and CENF began to levy ICMS on the low-income consumer subsidy in November 2004, and Saelpa and Celb, in December 2004. Management has had talks with the state governments to be released from the payment of ICMS for the retroactive period. Following are the unpaid amounts of ICMS by company:

     Company                            Period                     ICMS
     --------                           ------                     ----

     CFLCL                        05/2002 to 10/2004              1,835
     CENF                         05/2002 to 10/2004                491
     Saelpa                       05/2002 to 11/2004             11,885
     Celb                         05/2002 to 10/2004              1,924
     Energipe                     05/2002 to 12/2004              7,141
                                                                 ------
     Total                                                       23,276
                                                                 ======

     Arbitration Process
     -------------------

     On January 16, 2004, Alliant Energy Holdings do Brasil Ltda. ("Petitioner") requested from the ICC International Court of Arbitration the start of an arbitration process against Companhia Forca e Luz Cataguazes-Leopoldina and its parents companies Gipar S.A. and Itacatu S.A., in order to obtain a statement of invalidity of the votes cast at the Extraordinary Shareholders' Meeting held on December 9, 2003. On July 1, 2004, the Petitioner included in this proceeding an indemnity claim equivalent to the goodwill amount that it affirms having paid for the Shareholders' Agreement of CFLCL, Energisa and Pbpart SE 1, in the estimated amount of R$908,000.

     A hearing was held in the week from February 14 to 18, 2005 and the parties were given until April 5, 2005 to present the briefs. Management, based on its legal counsel's opinion, understands that the risk of loss if possible.

30.  INSURANCE

     The policy for contracting insurance coverage by the Company and its subsidiaries is based on amount considered adequate by management to cover losses on their assets, civil liability for involuntary damages, material damages and/or bodily injuries caused to third parties. Named peril and civil liability insurance policies are contracted together with the subsidiaries, and the maximum indemnity is limited to the amounts included in the insurance policy.

     Main insurance policies are:

                                                        Expiration        Coverage            Annual premium paid
                                                          date           Consolidated       Company     Consolidated
     Lines                                            ------------       ------------       -------     ------------
     -----

     Named peril
     Fire, Lightning, Explosion, Electrical Damage,
       Windstorm, Hurricane, Smoke, Riot, Sundry
       Risks and Portable Equipment                   10/23/2005         17,555               188            562
     Civil Liability                                  10/23/2005         14,640               119            589
                                                                         up to
     Vehicles - Material Damages and Bodily Injuries  10/23/2005   R$200,000/vehicle           57            268
     Aviation Insurance - Civil Liability (RETA)      10/23/2005          156                   1              1
     Aircraft - Hull/LUC                              10/23/2005         88,892               199            199
     Group Life - Death and Personal Accidents         12/1/2005        105,676               122            366
                                                                                              ---          -----
                                                                                              686          1,985
                                                                                              ===          =====

31.  FINANCIAL INSTRUMENTS (CVM INSTRUCTION NO. 235/95)

     a)   General considerations

          Derivative instruments and operations involving indexing units are used to hedge the assets and liabilities of the Company and its subsidiaries.

          Management considers that risks are minimum, since there is no concentration of counterparties, and operations are carried out with creditworthy banks within approved limits.

     b)   Fair value of financial instruments

          The carrying value of outstanding balances of Group companies, when compared to amounts which might be obtained in active market negotiations or, if not applicable, to their net present value based on market interest rates in effect, approximate fair values.

          The carrying amounts of loans and financing for electrification projects, obtained in local currency, from Centrais Eletricas Brasileiras S.A. - Eletrobras, are compatible with the amount of these operations, not available in the money market. The Company and its subsidiaries have no financing in foreign currency related to electrification projects.

          The other carrying amounts of financial instruments recorded in balance sheet accounts are compatible with fair values.

     c)   Risk factors

          Credit
          ------

          The risk arises from the possibility that the Company and its subsidiaries incur losses due to difficulties in collecting the amounts billed to their consumers, concessionaires and permittees. In order to reduce credit risk and to assist in the management of default risk, the Company and its subsidiaries monitor accounts receivable from consumers and interrupt electricity supply, in case the consumer does not make related payments. In case of consumers, the credit risk is minimum, due to the large number of small customers.

          Foreign currency risk
          ---------------------

          Likelihood of loss due to an increase in exchange rates, which impact the liability balances of foreign currency loan and financing raised in the market. CFLCL, aiming at avoiding the impact of such variations on their results of operations and cash flows, had contracted currency swaps as of December 31, 2004 in the total nominal amount of US$ 17.5 million with exchange variation plus interest of up to 3% per year. Under this swap contract, interest is limited to the CDI (interbank deposit rate) variation, plus 2.5% per year. In 2004, losses were incurred on currency swap operations in the amount of R$2,292, recorded as financial expense. The subsidiaries had no derivative transactions during the year.

          Interest rate risk
          ------------------

          The risk arises from the possibility that the Company and its subsidiaries incur losses due to interest rate fluctuations, which would increase the financial expenses related to the loans and financing operations in the market. The Company and its subsidiaries do not have derivative contracts hedging against this risk; however, they constantly monitor market interest rates in order to analyze the need of replacing their debts.


32.  SUPPLEMENTARY RETIREMENT AND PENSION PLANS

     The Company and its subsidiaries CENF, Energipe, Saelpa, and CELB sponsor supplementary retirement and pension plans for their employees, either defined contribution (CFLCL and CENF) or defined benefit (Energipe, Saelpa, and CELB). Defined benefit plans are evaluated on an actuarial basis at each yearend, aiming at checking whether contributions are sufficient to set up provisions required to meet current and future payment commitments.


                                          Annual contribution                    Actuarial surplus/deficit
                                          -------------------                    ------------------------
                                                                   % on
     Company             Benefit plan      2004         2003       payroll         2004               2003
     -------             ------------      ----         ----       -------         ----               ----

     CFLCL               Cat-Leo             482           504       2.10             -                 -
     CENF                Cat-Leo              15             9       2.10             -                 -
     Energipe            Inergus           1,815         1,503       7.53        (**) (25,507)     (**) (20,272)
     Saelpa              Funasa            4,275         3,672      13.80        (**) (27,426)     (**) (24,355)
     CELB                  (*)               130           123       3.40                 837               730

      (*)  Managed by BB Previdencia

      (**) In consolidated, R$13,546 (R$8,127 in 2003) was recorded in current liabilities as "other payables", R$39,387 (R$36,500 in 2003) was recorded in long-term liabilities.

     Surplus related to CELB Plan was not recorded.


     The technical reserves, for purposes of rules established by the Secretariat for Supplementary Pension Plans (SPC) are calculated by an independent actuary engaged by Inergus and Funasa, that issued reports dated March 2 and 7, 2005, respectively, containing no comment that could represent any additional risk or exception to the procedures adopted by the entities' management.

     Shown below are the balances of actuarial liabilities of the pension plan as of December 31, 2004 and 2003, according to the rules of Accounting Standard and Procedure No. 26 issued by the Brazilian Institute of Independent Auditors (IBRACON), approved by CVM Resolution No. 371. The Projected Unit Credit Method was used to calculate the actuarial liability:


                                                              Inergus              Funasa               CELB
                                                        ------------------   -------------------  ----------------
                                                           2004     2003      2004       2003       2004     2003
                                                           ----     ----      ----       ----       ----     ----

      Present value of actuarial liabilities             (79,304) (77,270)    (98,354) (102,036)   (1,649)  (2,739)
      Fair value of plan assets                           32,370   29,892      47,966    50,671     3,100    2,598
                                                          ------   ------      ------  --------     -----    -----
      Present value of liabilities in excess of fair
       value
       of assets                                         (46,934) (47,378)    (50,388)  (51,365)    1,451     (141)
      Unrecorded (gains) losses                           21,427   27,106      22,962    27,010      (614)     871
                                                          ------   ------      ------  --------     -----    -----
      Net surplus (deficit)                              (25,507) (20,272)    (27,426)  (24,355)      837      730
                                                          ======   ======      ======  ========     =====    =====


     Expenses for 2005 under the criteria of CVM Resolution No. 371 are as follows:

                                                          Inergus       Funasa        Celb
                                                          -------       ------        ----

      Cost of current services                              1,509        1,554          146
      Cost of interest                                      8,407       10,378          181
      Expected return on plan assets                       (3,399)      (5,052)        (341)
      Unrecorded (gains) losses                               810          722          (11)
      Employee contributions                                 (823)        (560)         (90)
                                                           -------       ------         ----
      Expenses estimated for 2005                           6,504        7,042         (115)
                                                            =====        =====         =====

     Sponsor's net liability for the year is as follows:

                                                          Inergus       Funasa          Celb
                                                          -------       ------          ----

      Actuarial net (asset) liability at beginning of year 20,272        24,355         (730)
      Current expenses                                      7,050         7,346           23
      Company's contribution                               (1,815)       (4,275)        (130)
                                                           -------       -------         ---
      Actuarial net (asset) liability at end of year       25,507        27,426         (837)
                                                           ======        ======          ===

      As of December 31, 2004, fair value of plan assets is as follows:

                                                          Inergus       Funasa          Celb
                                                          -------       ------          ----
      Fair value of plan assets at beginning of year       29,892       50,671          2,598
      Benefits paid                                        (5,940)      (7,765)           (65)
      Participants' contributions                             796          617             83
      Sponsor's contributions                               1,815        4,275            130
      Actual return on assets                               5,807          168            354
                                                          -------       ------          ------
      Fair value of assets                                 32,370       47,966          3,100
                                                           ======       ======          =====

      Actuarial liabilities:

                                                          Inergus       Funasa          Celb
                                                          -------       ------          ----
      Balance at beginning of year                         77,270       102,036         2,739
      Benefits paid in year                                (5,940)       (7,765)          (65)
      Interest on actuarial liability                       8,468        11,119           305
      Cost of current service (with interest)               1,505         1,269            88
      Gains on actuarial liabilities                       (1,999)       (8,305)       (1,418)
                                                           -------       -------        -----
      Balance at end of year                               79,304        98,354         1,649
                                                           ======       ========        =====

      Assumptions used in actuarial valuation:

      Economic assumptions
      --------------------

                                                    Energipe            Saelpa              Celb
                                                    --------            ------              ----

      Actuarial discount rate                     6% per year        6% per year        6% per year
      Expected return on assets                   11% per year       11% per year       11% per year
      Benefit adjustment                          0% per year        0% per year        0% per year
      Salary increase                            0.5% per year      0.5% per year      0.5% per year
      Projected inflation                         5% per year        5% per year        5% per year

      Demographic assumptions

                                                    Energipe        Saelpa              Celb
                                                    -------         ------              ---

      Mortality table                              UP-84            UP-84              UP-84
      Mortality table - disabled                   CS058            IAPC               IAPC
      Disability table                             IAPB-57          IAPB-57         Alvaro Vindas


     Following is a summary of data used in the actuarial valuation of the benefit plans provided by Energipe, CELB and Saelpa to their employees:

                                                                              Energipe      Saelpa         Celb
                                                                              --------      ------         ----
     Active participants
         Number                                                                   847          637           74
         Average age                                                            35.05        43.73        39.35
         Time of participation (years)                                           9.71        19.50            7
         Average contribution salary                                          R$1,800      R$1,623      R$1,859
      Covered participants
         Number                                                                   314          477            5
         Average age                                                            58.23        63.59        60.20
         Monthly average benefit                                              R$1,206      R$1,105        R$954
      Pensioners
         Number of pensioners                                                     109          171            3
         Average benefit by family group                                        R$747        R$458        R$204

      Additionally, as stated in Note 22, the sponsors have contracts with Inergus and Funasa related to financing of these plans.


33.  NONOPERATING INCOME (EXPENSE)

                                                                        Company                 Consolidated
                                                                   ------------------         ------------------
                                                                   2004          2003         2004          2003
                                                                   ----          ----         ----          ----

     INCOME
     Sale of assets:
        Shares of Centrais Hidreletricas Grapon S.A.                  -         79,957             -    79,957
        Taxes                                                         -         (1,319)            -    (1,319)
     Gain on sale                                                   751            770         7,585     3,615
     Other                                                          622            698           752       867
                                                                  -----         ------         -----    ------
     Total                                                        1,373         80,106         8,337    83,120
                                                                  =====         ======         =====    ======

     EXPENSE
     Cost of shares sold:
        Shares of Centrais Hidreletricas Grapon S.A.                    -       33,390             -    33,390
        Shares of investments sold                                  2,325            -         2,325         -
     Provision for loss on investments                                533            -           533         -
     Loss on sale                                                     512        1,168         3,119     4,235
     Other                                                            729           74         1,896       207
                                                                    -----       ------         -----    ------
     Total                                                          4,099       34,632         7,873    37,832
                                                                    =====       ======         =====    ======

     On December 24, 2003, an irrevocable and irreversible sale contract was signed with Brascan Energetica and Brascan Natural Resources S.A. (collectively referred to as "Brascan") for the shares of Centrais Hidreletricas Grapon S.A. (wholly-owned subsidiary of CFLCL). This transaction resulted in a sale revenue of R$79,957 and nonoperating income in 2003, net of costs of assets sold (R$33,390) and taxes (R$1,319), in the amount of R$45,248.

     On February 20, 2004, said contract was settled.

34.  CONCESSION OF ELECTRIC ENERGY PUBLIC SERVICES

     The Company and its subsidiaries have electric energy distribution and generation concession contracts signed with ANEEL, renewable for the same concession periods, with the following characteristics:

     Company                             Signing date           Concession period        End of concession
     -------                             ------------           -----------------        -----------------
     CFLCL                                06/18/1999                20 years                 07/07/2015
     CENF                                 06/18/1999                20 years                 07/07/2015
     Energipe                             11/23/1997                30 years                 11/23/2027
     CELB                                 02/04/2000                30 years                 02/04/2030
     Saelpa                               01/15/2001                30 years                 01/15/2031


35.  INCOME PER ACTIVITY

     Through Circular N 2183/2003 - SFF/ANEEL, of December 23, 2003, ANEEL eliminated the obligation of publishing separately its distribution and commercial activities, due to the lack of a set rate for the transfer of revenue from commercial to distribution activity.

     In compliance with ANEEL Official Circular N 838/2000, the statements of income for electric energy generation and distribution, and for non-core activities - investments in other companies:

                                                                             2004                           2003
                                                       ----------------------------------------------     --------
                                                                   Unaudited
                                                       ------------------------------------
                                                                                  Non-core
                                                       Generation Distribution   activities    Total       Total
                                                       ---------- ------------   ----------    -----       -----
      Operating revenue
      Electricity sales to final consumers                 21,680     285,224             -     306,904     255,269
      Electricity sales to distributors                         -       4,041             -       4,041         108
      Electricity sales - MAE adjustment                        -           -             -           -      (1,383)
      Use of transmission and distribution systems              -       8,951             -       8,951       4,338
      Other                                                   680      12,555             -      13,235      13,869
                                                         ---------   ---------   ----------    --------    --------
                                                           22,360     310,771             -     333,131     272,201
                                                         ---------   ---------   ----------    --------    --------
      Deductions
      ICMS                                                      -      62,232             -      62,232      53,529
      PIS                                                     369       3,498             -       3,867       4,491
      Cofins                                                1,961      19,156             -      21,117       8,169
      ISS                                                      39         508             -         547         601
      Global reserve for reversion quota - RGR              1,646       2,161             -       3,807       3,751
                                                         ---------   ---------   ----------    --------    --------
                                                            4,015      87,555             -      91,570      70,541
                                                         ---------   ---------   ----------    --------    --------

      Net operating revenue                                18,345     223,216             -     241,561     201,660
                                                         ---------   ---------   ----------    --------    --------

      Cost of electricity service
      Cost of electricity                                       -     113,249             -     113,249      82,604
      Electricty purchased                                      -     102,293             -     102,293      77,753
      Electric power transportation                             -      10,956             -      10,956       4,851
      Cost of operation                                     3,940      38,949             -      42,889      36,542
      Personnel and management                                936       8,162             -       9,098       8,955
      Pension plan                                              -         135             -         135         142
      Material                                                212       1,684             -       1,896       1,613
      Outside services                                        272       2,061             -       2,333       1,422
      Compensation for use of water resources                 357           -             -         357         240
      Fuel usage quota - CCC                                    -       8,265             -       8,265       7,861

                                                                             2004                           2003
                                                       ----------------------------------------------     --------
                                                                   Unaudited
                                                       ------------------------------------
                                                                                  Non-core
                                                       Generation Distribution   activities    Total       Total
                                                       ---------- ------------   ----------    -----       -----

      Power Development Account (CDE)                           -       5,929             -       5,929       2,307
      Depreciation and amortization                         1,889      11,432             -      13,321      12,651
      Provisions                                                -          53             -          53         201
      Other                                                   274       1,228             -       1,502       1,150
      Cost of services provided to third parties              560       1,925             -       2,485       4,184
                                                         ---------   ---------   ----------    --------    --------
                                                            4,500     154,123             -     158,623     123,330
                                                         ---------   ---------   ----------    --------    --------

      Gross profit                                         13,845      69,093             -      82,938      78,330
                                                         ---------   ---------   ----------    --------    --------

      Operating expenses
      Selling expenses                                          -      10,812             -      10,812       9,547
      General and administrative expenses                   2,951      29,174             -      32,125      22,556
                                                            2,951      39,986             -      42,937      32,103
                                                         ---------   ---------   ----------    --------    --------

      Income from service                                  10,894      29,107             -      40,001      46,227
                                                         ---------   ---------   ----------    --------    --------

      Financial income (expense)
      Income from temporary cash investments                    -       3,290             -       3,290         341
      Monetary variation and late payment charges for
        energy sold                                             -       3,822             -       3,822       3,331
      Debt charges                                              -     (12,936)      (61,089)    (74,025)    (84,767)
      ( - ) Transfer to construction in progress                -         981             -         981       2,417
      Interest on capital                                       -           -            13          13       1,168
      Other income (expense)                                    -     (27,755)          159     (27,596)    (29,279)
                                                         ---------   ---------   ----------    --------    --------
                                                                -     (32,598)      (60,917)    (93,515)   (106,789)
                                                         ---------   ---------   ----------    --------    --------

      Goodwill amortization                                     -           -          (894)       (894)       (273)
      Equity in subsidiaries                                    -           -        37,099      37,099      31,857

      Operating income (expenses)                          10,894      (3,491)      (24,712)    (17,309)    (28,978)
                                                         ---------   ---------   ----------    --------    --------

      Nonoperating income (expenses)
      Nonoperating income                                       -       1,372             1       1,373      80,106
      Nonoperating expense                                      -         828         3,271       4,099      34,632
                                                         ---------   ---------   ----------    --------    --------
                                                                -         544        (3,270)     (2,726)     45,474
                                                         ---------   ---------   ----------    --------    --------
      Income (loss) before income and social
        contribution taxes, profit sharing and
        reversal of interest on capital                    10,894      (2,947)      (27,982)    (20,035)     16,496
      Social contribution tax                                (628)      1,783        (1,155)          -           -
      Income tax                                           (1,731)      4,915        (3,184)          -           -
                                                         ---------   ---------   ----------    --------    --------

      Income (loss) before profit sharing and
        reversal of interest on capital                     8,535       3,751       (32,321)    (20,035)     16,496
      Reversal of interest on capital                           -           -           (13)        (13)     (1,168)
                                                         ---------   ---------   ----------    --------    --------

      Net income (loss)                                     8,535       3,751       (32,334)    (20,048)     15,328
                                                         =========   =========   ==========    ========    ========

36.  SUBSEQUENT EVENTS

     a)   Sale of assets

          In a significant event notice published on December 30, 2004, the Company's management announced to the market that it had entered into an agreement with Brascan Energetica S.A. for the sale of shares held in Cat-Leo Enegia S.A. (Cat-Leo).

          The operation contemplates the spin-off of Cat-Leo, in such as way that, among other assets, the six small hydroelectric power plants held by Cat-Leo, totaling an installed capacity of 76.1 MW, and the financing obtained from the BNDES for the small hydroelectric power plants, amounting to R$92,000, remain with Cat-Leo. At the Extraordinary Shareholders' Meeting held on December 23, 2004, the shareholders of Cat-Leo approved the aforementioned spin-off.

          The approximate amount of the operation is R$250,000, of which R$158,000 is derived from the sale of shares, subject to adjustments due to changes in balance sheet accounts. The profit from this operation is estimated at R$50,000.

          The agreement contains certain conditions whereby, if not met by February 28, 2005, the parties are released from the purchase and sale commitment without right to claim or indemnity of any nature. On March 1, 2005, the parties entered into an agreement for extension of up to 60 days, before the execution of the definitive purchase and sale contract, for the fulfillment of the conditions contained in the purchase and sale commitment.

     b)   Arbitration of Cat-Leo

          In mid 2004, the shareholder Alliant Energy Holdings do Brasil Ltda. (Alliant), signatory of the Shareholders' Agreement on file at Cat-Leo, started an arbitration process against the subsidiary Cat-Leo Energia S.A. (Cat-Leo), related to the investments in Usina Termeletrica de Juiz de Fora (UTEJF).

          In January 2005, the ICC International Court of Arbitration issued a decision on the arbitration process determining that Cat-Leo acquire a 50% interest in UTEJF from Alliant for a historical amount of approximately R$18,300, according to capital subscribed and paid up between December 2000 and October 2002, with interest and monetary restatement. Cat-Leo's management does not agree with the terms and calculations of the report and appealed against the arbitration decision, and is analyzing the applicable actions to revise this decision. Based on the legal counsel's opinion, management understands that the chance of success is possible.

37.  TRANSLATION OF THE REPORT ORIGINALLY ISSUED IN PORTUGUESE

          As discussed in Note 2, the accompanying financial statements are presented based on Brazilian accounting practices. Certain accounting practices of the Company and its subsidiaries that conform to those accounting practices in Brazil may not conform to accounting principles generally accepted in other countries.

INDEPENDENT AUDITORS' REPORT
----------------------------

To the Shareholders and Management of
Companhia Forca e Luz Cataguazes Leopoldina
Cataguases - MG
---------------

1. We have audited the accompanying individual (Company) and consolidated balance sheets of Companhia Forca e Luz Cataguazes Leopoldina and subsidiaries as of December 31, 2004 and 2003, and the related statements of operations, changes in shareholders' equity, and changes in financial position for the years then ended, all expressed in Brazilian reais and prepared under the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements.

2. Our audits were conducted in accordance with auditing standards in Brazil and comprised: (a) planning of the work, taking into consideration the significance of the balances, volume of transactions, and the accounting and internal control systems of the Company and its subsidiaries, (b) checking, on a test basis, the evidence and records that support the amounts and accounting information disclosed, and (c) evaluating the significant accounting practices and estimates adopted by management, as well as the presentation of the financial statements taken as a whole.

3. In our opinion, the financial statements referred to in paragraph 1 present fairly, in all material respects, the individual and consolidated financial positions of Companhia Forca e Luz Cataguazes Leopoldina and subsidiaries (Company and Consolidated) as of December 31, 2004 and 2003, and the results of their operations, the changes in shareholders' equity (Company), and the changes in their financial positions for the years then ended in conformity with Brazilian accounting practices.

4. As of December 31, 2004, the Company has negative working capital of R$224,634 thousand (R$57,239 thousand in 2003) and R$504,465 thousand (R$141,583 thousand in 2003), Company and Consolidated, respectively, and current and long-term debts recorded under the captions "Debt charges", "Loans and financing" and "Debentures", in the amounts of R$392,039 thousand (R$364,236 thousand in 2003) and R$1,240,608 (R$1,174,273 thousand in 2003), Company and Consolidated, respectively, which has contributed to impact adversely the results of operations of the Company and its subsidiaries in recent years. As discussed in Note 1, as part of the debt rescheduling program begun in 2003, management started the process of the disposal of its subsidiary Cat-Leo Energia S.A. ("Cat-Leo"), which is engaged in the generation of energy. This operation, when completed, will result in a cash increase of R$158,000 thousand and a reduction in indebtedness of approximately R$92,000 thousand. Management is also negotiating with the banks other financing at a cost lower than the current ones. Management believes that these negotiations, coupled with internal projections of positive results, will be sufficient to ensure adequate liquidity to sustain the operations of the Company and its subsidiaries, and progressively reduce the debt and financial charges thereon.

5. As detailed in Note 23 to the financial statements, as of December 31, 2004 the Company was not compliant with certain financial ratios established upon the 6th issue of debentures. For noncompliance over an initial period of up to 180 days, the covenants establish, a penalty equivalent to additional financial charges thereon of 1% per year and, after that period, the trustee can accelerate collection of the debentures. The Company's management, based on internal projections that include the positive results of asset disposal negotiations and other bank financing, as mentioned in paragraph 4, expects to achieve compliance with the aforementioned ratios before the deadline that requires debenture payment acceleration.

6. As discussed in Note 7 to the financial statements, as a result of the periodic tariff revision set forth in the energy distribution concession contracts, the National Electric Energy Agency (ANEEL) determined a provisional tariff adjustment for Companhia Forca e Luz Cataguazes Leopoldina and its subsidiaries Companhia de Eletricidade de Nova Friburgo ("CENF") and Empresa Energetica de Sergipe S.A. ("Energipe"), resulting in an increase in energy tariffs of 12.66%, 18.00% and 35.61%, respectively, beginning on June 18, 2004 for the Company and CENF, and beginning on April 22, 2003 for Energipe. As of December 31, 2004, such tariff adjustment was still in the process of validation prior to final ratification by ANEEL; accordingly, the financial statements do not include any adjustments that might result from the final tariff adjustments to be defined for the Company and its subsidiaries.

7. As discussed in Note 18 to the financial statements, the Company has credits of R$13,228 thousand (R$12,749 thousand in 2003) from advances for future capital increase made to the subsidiary Teleserv S.A. which has reported losses in recent years due to the current level of operations, which started in mid-2001. In 2004, the subsidiary implemented a new product to supplement its principal business activity and management, based on projections of success of this new product, believes that the subsidiary will achieve the necessary profitability to recover the investment reported by the Company as advance for future capital increase.

8. As discussed in Notes 25 and 29 to the financial statements, certain minority shareholders filed lawsuits challenging the effects of the Extraordinary Shareholders' Meeting of December 9, 2003, which, among other things, determined a capital reduction of R$74,358 thousand by absorption of current and prior year losses. Subsequently, one of these shareholders, a signatory of the Company's shareholders' agreement, requested the International Court of Arbitration ("ICC") to start arbitration proceedings against the Company and its direct subsidiaries, in order to obtain a decision on the validity of votes cast at the said Extraordinary Shareholders' Meeting. The said shareholder added to the arbitration process an indemnity claim of R$908,000 thousand, in respect of which management, based on its legal counsel's opinion, believes that a successful outcome for the Company is possible and, therefore, no reserve for contingencies has been recorded. If the final court decision is contrary to the resolutions of the Extraordinary Shareholders' Meeting, the capital reduction recorded in the financial statements for the year ended December 31, 2003 and maintained in the financial statements for the year ended December 31, 2004 may have to be revised.

9. As discussed in Note 36 to the financial statements, a minority shareholder, signatory of the Company's shareholders' agreement, filed an arbitration process with the ICC International Court of Arbitration against the subsidiary Cat-Leo Energia S.A. ("Cat-Leo"), seeking recovery of the investment made in the jointly-owned subsidiary Usina Termeletrica de Juiz de Fora (UTEJF) and its withdrawal as an investor of that jointly-owned subsidiary. The Company and its subsidiary Cat-Leo are awaiting a decision of the International Court of Arbitration, which may require the acquisition of 50% of UTEJF's total capital. The Company's legal counsel believes that the chance of a favorable judgment is possible and management has recorded no loss provision for this arbitration process.

10. The accompanying financial statements have been translated into English for the convenience of readers outside Brazil.

Rio de Janeiro, March 28, 2005



DELOITTE TOUCHE TOHMATSU                              Iara Pasian
Auditores Independentes                               Engagement Partner